Exhibit 10.170.1

RIDER TO LEASE BETWEEN

440 REALTY ASSOCIATES LLC,

AS LANDLORD OR OWNER, AND

INTERPARFUMS LUXURY BRANDS, INC., AS TENANT

The following provisions were agreed to prior to the execution and delivery of this lease and are a part thereof. In case of any contradiction or inconsistency between any of the following provisions and the foregoing provisions of this lease, the following provisions shall prevail.

ARTICLE 41

PREMISES; TERM

41.01 INTENTIONALLY DELETED

41.02 COMMENCEMENT DATE

The term of this lease (the “Term”) shall commence on the date (herein referred to as “Commencement Date”) which shall be the earlier of (i) the date Tenant occupies the Demised Premises for the conduct of their business or (ii) the date when the Demised Premises shall be deemed substantially complete. The Lease shall expire on the latest to occur of (i) May 31, 2029 or (ii) or 120 Months from the 14th Floor Premises CD as provided for in paragraph 48.02 or (iii) the last day of the 120th calendar month after the month in which the Commencement Date occurs (provided that if the Commencement Date is the first day of a month, this Lease shall expire on the last day of the 120th calendar month of the Term) , unless sooner terminated or extended as provided herein (“Expiration Date”). The Demised Premises shall be deemed “substantially complete” on the date that Landlord’s Initial Improvements (as hereinafter defined) in the Demised Premises shall have been substantially completed in accordance with all applicable laws (and it shall be so deemed notwithstanding the fact that minor or insubstantial details of construction, mechanical adjustment or decoration (“punchlist items”) remained to be performed, the non-completion of which do not materially interfere with Tenant’s use of the Demised Premises), and the Demised Premises have been delivered to Tenant vacant and broom clean. Landlord shall use commercially reasonable efforts to give Tenant at least five (5) Business Days prior notice of substantial completion. Landlord and Tenant shall use reasonable efforts to schedule and jointly perform a walk-through of the Demised Premises to confirm that substantial completion has occurred, provided that failure for such walk-though to occur shall in no way delay or toll the Commencement Date. Landlord shall use commercially reasonable efforts to complete such punchlist items as soon as possible after receipt of notice thereof, and to minimize interference with Tenant’s conduct of business during such work. Tenant shall commence paying the Basic Annual Rent and additional rent due under this Lease on the date (the “Rent Commencement Date”) that is the later of the date that is five (5) Business Days after the Commencement Date and June 1, 2019.

Notwithstanding anything herein to the contrary, in the event the Commencement Date does not occur by November 1, 2019 (“Outside Date”), Tenant shall have the right to cancel this Lease by written notice to Landlord, and upon delivery of such notice this Lease shall be deemed terminated and neither party shall have any further rights or obligations hereunder.

“Tenant Delay” shall mean any delay caused by Tenant that shall impede Owner from, or delay Owner in, completing Landlord’s Initial Improvements, including but not limited to, the following examples: (i) delay caused by Tenant making any substantial changes to Tenant’s Plans after delivery of same to the Owner, (ii) any delays caused by Tenant or Tenant’s contractors or agents (namely telephone and computer wiring contractors), including delays due to Tenant’s early access, (iii) any delays caused by Tenant’s change orders to items to be installed in the Demised Premises, or (iv) any delay caused by Tenant ordering or requiring items to be installed in the Demised Premises that are not “in stock” items e.g., carpeting, lighting fixtures, tiles, etc. (Owner shall inform Tenant of any out-of-stock items forthwith, and in any event no later than the next regularly occurring weekly construction meeting). Notwithstanding the foregoing, Owner shall provide Tenant and its agents at least ten (10) business days’ advance written notice of the date when Tenant should bring in its data/telephone and other contractors to perform Tenant’s work at the Demised Premises.

In the event there is a “Tenant Delay”, Owner shall promptly give Tenant written notice by email to pdesaulles@interparfums.com and to lrao@interparfums.com of such a delay setting forth a reasonable estimate of the amount of time constituting such delay caused by Tenant (hereinafter referred to as “Owner’s Delay Notice”). Tenant shall have five (5) days from the receipt of Owner’s Delay Notice to object to the time frame set forth in Owner’s Delay Notice or in the alternative to cure the Tenant Delay. Failure of Tenant to object within the said five (5) day time period or to cure the Tenant Delay, shall be construed by Tenant as an acknowledgement of the time period set forth in Owner’s Delay Notice. For each such day of a Tenant Delay then Tenant shall pay Owner prior to the Rent Commencement Date, the product of (i) $1,6,57.00 (per diem rent) times the number of days of such Tenant Delay) and (ii) the Outside Date shall be tolled the number of number of days of such Tenant Delay. Notwithstanding anything to the contrary contained herein, a Tenant Delay shall be deemed to have occurred from the second (2nd) Business Day following Tenant’s receipt of Owner’s Delay Notice, unless such Tenant Delay has been cured within such two (2) Business Day period.

41.03 EARLY POSSESSION

Landlord hereby gives Tenant permission to enter the Demised Premises prior to the Commencement Date in order to make its improvements to the Demised Premises including but not limited to telephone and data wiring. Tenant shall not cause any Tenant Delays and shall reasonably cooperate with Landlord’s contractors.

41.04 ESTIMATE OF COMMENCEMENT DATE

Landlord makes no representations as to the date when the Demised Premises will be ready for Tenant’s occupancy and notwithstanding any date specified herein as the Commencement Date, it is understood that the same is an estimate. Landlord estimates that it shall deliver possession of the Demised Premises with Landlord’s Initial Improvements substantially completed no later than May 15, 2019.

ARTICLE 42

RENT; ADDITIONAL RENT

42.01 BASIC ANNUAL RENT.

Tenant shall pay monthly Tenant’s annual rental rate (“Basic Annual Rent”) as follows.

Time Period	Per Year	Per Month
Rent Commencement Date-5/31/20	$605,000.00	$50,416.67
6/1/20-5/31/21	$617,100.00	$51,425.00
6/1/21-5/31/22	$629,442.00	$52,453.50
6/1/22-5/31/23	$642,030.84	$53,502.57
6/1/23-5/31/24	$654,871.46	$54,572.62
6/1/24-5/31/25	$667,968.89	$55,664.07
6/1/25-5/31/26	$681,328.26	$56,777.36
6/1/26-5/31/27	$694,954.83	$57,912.90
6/1/27-5/31/28	$708,853.93	$59,071.16
6/1/28-5/31/29	$723,031.00	$60,252.58

Notwithstanding anything to the contrary, in the event the Commencement Date is later than June 1, 2019 Landlord and Tenant shall execute an agreement in the form attached hereto as Exhibit “E” setting forth the Commencement Date, the Expiration Date and a revised Basic Annual Rent schedule, which shall provide that the above 2.0% annual increases in Basic Annual Rent shall occur on the anniversary of the Commencement Date if the Commencement Date is the first day of a month, and shall occur on the anniversary of the first day of the month after the month in which the Commencement Date occurs if the Commencement Date is not the first day of a month. In the event that the Expiration Date is later than 5/31/2029 then the Basic Annual Rent shall increase by 2.0% on 6/1/2029 and shall increase by 2.0% every 12 months thereafter until the Expiration Date (a sample table of the increases is set forth below through 2039 is set forth on Exhibit “D”).

42.02 ADDITIONAL CHARGES.

Any charges payable in addition to the Basic Annual Rent and/or additional rent specified in this lease shall be deemed additional rent hereunder.

42.03 TAXES.

(A)       Tenant agrees to pay as additional rent 6.25 percent (“Tenant’s Pro Rata Share”) of any and all increases in Real Estate Taxes (as hereinafter defined) above the Real Estate Taxes for the New York fiscal 2019/2020 Tax Year (the tax year beginning July 1, 2019 and ending June 30, 2020, hereinafter referred to as the “Base Tax Year”) imposed on the Property with respect to every Tax Year (as hereinafter defined) or part thereof during the term of this Lease, whether any such increase results from a higher tax rate or an increase in the assessed valuation of the Property, or both, or an increase in the Business Improvement District (BID) assessment.

(B)        Only Landlord shall be eligible to institute tax reduction or other proceedings to reduce the assessed valuation. Should Landlord be successful in any such reduction proceedings and obtain a rebate for periods during which Tenant has paid Tenant’s share of increases, Landlord shall, after deducting Landlord’s expenses in connection therewith including without limitation attorney’s fees and disbursements, return to Tenant Tenant’s Pro Rata Share of such rebate except that Tenant may not obtain any portion of the benefits which may accrue to Landlord from any reduction in Real Estate Taxes for any Tax Year below those imposed in the Base Tax Year. Landlord’s liability for the amounts due under this paragraph shall survive the expiration of the term.

(C)        The amount due under this provision shall be collected as additional rent without set-off or deduction and shall be paid in the following manner: for each Tax Year during the Term after the Base Tax Year, Landlord shall deliver a notice to Tenant of Tenant’s Tax Payment for such Tax Year, together with a copy of the relevant tax bill. Tenant shall pay to Landlord on the first day of the month an amount equal to 1/12th of Tenant’s Tax Payment for such Tax Year.

(D)        Provided that Landlord demands Tenant’s Tax Payment within 12 months from time it is due, Landlord’s failure during the Term to prepare and deliver any of the tax bills or Landlord’s failure to make a demand, shall not in any way cause Landlord to forfeit or surrender its right to collect any Tenant’s Tax Payment which may have become due during the Term. Landlord’s and Tenant’s liability for the amounts due under this paragraph shall survive the expiration of the term for a period of twelve (12) months from date of expiration.

(E)        In no event shall any rent adjustment under this Section 42.03 result in a decrease in the Basic Annual Rent.

(F)        Definitions:

(i)         “Property” shall mean the land and building of which the Demised Premises are a part.

(ii)        “Real Estate Taxes” shall mean real estate taxes and general and special assessments imposed on the Property for any purpose whatsoever and also including taxes payable by Landlord to a ground lessor with respect thereto. If due to change in the method of taxation any franchise, income, profit, other tax, however, designated, shall be levied against Landlord’s interest in the property in whole or in part for or in lieu of any tax which would otherwise constitute Real Estate Taxes, such change in method of taxation shall be included in the term “Real Estate Taxes” for purposes hereof. Real Estate Taxes shall be calculated without taking into account (a) any discount that Landlord receives by virtue of any early payment of Real Estate Taxes, (b) any penalties or interest that the applicable Governmental Authority imposes for the late payment of Real Estate Taxes, (c) any Excluded Amounts, and (d) any exemption or deferral of Real Estate Taxes to which the Building or land is entitled under any program that a Governmental Authority adopts to promote the improvement or redevelopment of real property.

(iii)       “Excluded Amounts“ shall mean (w) any taxes imposed on Landlord’s income, (x) franchise, estate, inheritance, capital stock, excise, excess profits, gift, payroll or stamp taxes imposed on Landlord, (y) any transfer taxes or mortgage taxes that are imposed on Landlord in connection with the conveyance of the Building and land or granting or recording a mortgage lien thereon, and (z) any other similar taxes imposed on Landlord.

(iv)       “Tax Year” shall mean each period of twelve (12) months commencing on the first day of July subsequent to the Base Tax Year, in which occurs any part of the Term or such other period of twelve (12) months occurring during the Term as hereinafter may be duly adopted as the fiscal year for real estate tax purposes of the City of New York. All such payments shall be appropriately pro-rated for any partial Tax Years occurring during the first and last years of the Term. A copy of the Tax Bill of the City of New York shall be sufficient evidence of the amount of Real Estate Taxes and calculation of the amount to be paid by Tenant.

(v)        “Tenant’s Tax Payment” shall mean, with respect to any Tax Year, the product obtained by multiplying (i) the excess of (A) Taxes for such Tax Year, over (B) the Base Taxes, by (ii) Tenant’s Pro Rata Share.

42.04 METHOD OF PAYMENT.

(A) LATE FEES. If the Tenant shall fail to pay after the fifteen (15) day of the month any installment or payment of Basic Annual Rent or additional rent , Tenant shall be required to pay a late charge of two cents ($00.02) for each one dollar which remains so unpaid. Such late charge is intended to compensate Landlord for additional expenses incurred by the Landlord in processing such late payments. Nothing herein shall be intended to violate any applicable law, code or regulation, and in all instances all such charges shall be automatically reduced to any maximum applicable legal rate or charge. Such charge shall be imposed monthly for each late payment.

(B) APPLICATION OF MONEY PAID. If and whenever, Tenant is in arrears in payment of Basic Annual Rent or additional rent hereunder, or if Landlord receives any payment from Tenant, the Tenant waives its right, to designate the items under which any payments made by Tenant are to be credited, and the Tenant agrees that Landlord in its sole discretion may apply such of Tenant’s payments to any items or for any period(s) that Landlord chooses, notwithstanding any designation or request by Tenant as to the items or period(s) against which any such payments shall be credited.

ARTICLE 43

UTILITIES; BUILDING SERVICES

43.01 GENERALLY.

Tenant shall make all arrangements for and pay for all utilities and services furnished to or used by Tenant except as otherwise provided herein.

43.02 ELECTRIC.

(A)       The Demised Premises are directly metered for electricity. Landlord represents that the electrical capacity of the Premises is not less than six (6) watts per rentable square foot, demand load, exclusive of base building heating, ventilation and air conditioning or sufficient for Tenant to operate Tenant’s business for office use. Tenant shall pay directly to the utility company for all electric current used in the Demised Premises for light or power or any other purpose for the exclusive use of the Demised Premises, including the operation of fans and other devices in the heating, air conditioning and ventilating system to be installed in the Demised Premises as part of Landlord’s Initial Improvements, consisting of two (2) fifteen (15) ton HVAC units (the “HVAC Unit”).

(B)        Landlord represents that as of the Commencement Date that there shall be a Consolidated Edison Electric Meter serving the Demised Premises, which meter shall be kept in good working order and repair by Consolidated Edison. Tenant shall pay for all such items consumed as shown on said meter on or prior to the respective due dates for the invoices received by Tenant, and in default thereof Landlord may pay such charges and collect the same from Tenant as additional rent. Any such costs or expenses incurred or payments made by Landlord for any reason or purposes hereinabove stated shall be paid by Tenant to Landlord on demand or, at Landlord’s election, may be added to any subsequent installment or installments of Basic Annual Rent.

(C)        Subject to Section 41.02, Landlord shall not be responsible for the maintenance or repair of Tenant’s electrical system within the Demised Premises from the point beyond and including the panel box serving Tenant. Said repairs and maintenance shall be at Tenant’s sole cost and expense.

43.03 NO ABATEMENT.

Tenant shall not be released or excused from the performance of any of its obligations under this Lease for any failure or for interruption or curtailment of any electric energy, elevator service, heat, or for any reason whatsoever, and no such failure, interruption or curtailment shall constitute a constructive or partial eviction.

43.04 OVERTIME SERVICES; ELEVATORS

Heat shall not be provided on holidays deemed to be commercial building contract holidays of Local 32B-32J of Service Employees Union; all days, excluding Saturdays, Sundays and such holidays, are hereinafter referred to as “Business Days”. All building passenger elevators shall be in operation during all business hours (except for reason of repair) and there shall be not less than one (1) passenger elevator serving the Premises at all times. Tenant shall have access to Demised Premises on a 24/7/365 basis. Tenant during move-in shall be permitted to use the freight elevator free of charge.

ARTICLE 44

LANDLORD’S INITIAL IMPROVEMENTS; TENANT’S ALTERATIONS; TENANT OBLIGATIONS

44.01 LANDLORD’S INITIAL IMPROVEMENTS.

The Landlord has agreed to do construction in the Demised Premises. Tenant shall furnish the Landlord with its complete and final plans including mechanical, electrical and plumbing plans (hereinafter referred to as “Tenant’s Plans”) for the new installation of the Demised Premises (hereinafter referred to as “Landlord’s Initial Improvements”) on or before the January 31, 2019 TIME BEING OF THE ESSENCE (hereinafter referred to as the “Due Date”). Should the Tenant fail to furnish the Landlord with Tenant’s Plans on or before the Due Date then it shall be deemed a Tenant Delay except for that no notice shall be required and the Tenant delay shall commence on February 1, 2019 and shall continue until the time that Tenant delivers to Landlord Tenant’s Plans.

44.02 WORK LETTER.

Landlord will, at its own cost and expense, commence the performance of Landlord’s Initial Improvements in the Demised Premises promptly after Tenant’s Plans are delivered to Landlord, and thereafter diligently prosecute Landlord’s Initial Improvements to completion, in a good and workmanlike manner in accordance with Tenant’s Plans, provided that Tenant shall pay Landlord for Landlord’s actual, out-of-pocket costs to perform any “Tenant Extra Work”, which shall mean any work shown on Tenant’s Plans that is in addition to the work set forth in Landlord’s Work Letter attached hereto as Exhibit “B”. Landlord shall deliver notice to Tenant of the cost of each item of Tenant Extra Work prior to the performance thereof, and Tenant shall have the right within five (5) Business Days thereafter to revise Tenant’s Plans to delete or revise any items of Tenant Extra Work. If the total cost of the Tenant Extra Work exceeds $20,000.00 then a 50% down deposit shall be required prior to Landlord’s performing the Tenant Extra Work, and the remainder shall be due within thirty (30) days after substantial completion and Landlord’s delivery to Tenant of a reasonably detailed invoice therefor.

44.03 LANDLORD’S ADDITIONAL WORK AND COMPLIANCE WITH LAWS.

Tenant acknowledges and agrees that upon completion of Landlord’s Initial Improvements required of Landlord pursuant to this Lease, and upon Tenant’s occupancy of the Demised Premises, Landlord shall have no obligations, liability or responsibility of any nature with respect to any installations made by it, nor shall Landlord at any time have any obligation, liability or responsibility of any nature with respect to any installations at any time made in the Demised Premises by or for Tenant or existing in the Demised Premises on the Commencement Date, and Tenant agrees to maintain and/or replace, if necessary, all of the same. Notwithstanding anything to the contrary set forth above, Landlord shall during the Term complete at its sole cost and expense, any and all (i) necessary structural repairs to the Demised Premises and the Building, (ii) repairs and replacements to any and all building systems, (iii) repairs and replacements to windows, window frames and/or exterior finishes, (iv) repairs and replacements necessary to remediate any other latent defects contained in the Demised Premises, whether as a result of the Landlord’s Initial Improvements or otherwise, and (v) punch list items.

44.04 TENANT’S ALTERATIONS.

(A)         Except as set forth herein, Tenant shall not make any alterations or improvements to the Demised Premises (“Alterations”) without first obtaining Landlord’s prior written consent, such consent not to be unreasonably withheld, delayed, or conditioned. Tenant may, without Landlord’s consent, make merely decorative changes to the Demised Premises (such as, for example, the installation of carpeting or other customary floor coverings or painting or the installation of customary wall coverings) that in each case do not involve electrical, plumbing or mechanical connections provided that Tenant or its contractor provided to Landlord certificates of insurance as set forth in subdivision (i) of this paragraph 44.04(A). Any permitted Alterations shall be made in accordance with the requirements of local ordinances and public authorities having jurisdiction thereover and further provided that the value of the property shall not be diminished thereby and further provided that:

(i)	For any work performed directly by Tenant or any contractor hired by Tenant or Tenant’s contractor, Tenant or Tenant’s contractor shall carry worker’s compensation insurance in accordance with the statutory limits, “all risk” Builders Risk coverage and general liability insurance, with completed operation endorsement, for any occurrence in or about the Building, under which Landlord and Samco Properties 116 East 27th Street, New York, New York 10016 whose name and address have been furnished to Tenant shall be named as parties insured, but not less than two million ($2,000,000.00) dollars, with insurers reasonably satisfactory to Landlord. Tenant shall furnish Landlord with evidence that such insurance is in effect at or before the commencement of Alterations and, on request, at reasonable intervals thereafter during the continuance of Alterations and a five million dollar ($5,000,000.00) umbrella;

(ii)	Tenant shall furnish to Landlord a copy of all architectural drawing, plans or specifications for Landlord’s approval, which approval shall not be unreasonably withheld, delayed, or conditioned; and

(iii)	For any work performed directly by Tenant or any contractor hired by Tenant or Tenant’s contractor, Tenant will hold Landlord harmless for any and all violations concerning work, permits, and filings required, all of which will be done at Tenant’s sole cost and expense.

(iv)	Each contractor performing Alterations on behalf of Tenant shall indemnify Landlord with an indemnity agreement substantially in the form attached hereto and made a part hereof as Exhibit A.

(B)          If Landlord’s consent is required by the terms of this Article 44, Landlord’s consent shall be deemed withheld absent notice from Landlord to the contrary unless Tenant complies with the following procedure: Tenant shall request such consent by delivering notice to Landlord in accordance with this Lease, with the following legend in 14 point type on such request: “THIS IS A REQUEST FOR CONSENT UNDER THE LEASE BY 440 Realty Associates LLC AND INTERPARFUMS LUXURY BRANDS, INC. FAILURE TO RESPOND TO THIS REQUEST WITHIN FIFTEEN (15) BUSINESS DAYS WILL RESULT IN THE REQUEST BEING DEEMED GRANTED”. If, within fifteen (15) Business Days of delivery of the request as aforesaid, Landlord has not responded (either affirmatively or negatively) to Tenant with respect to such written request, Landlord’s consent to the request shall be deemed granted.

44.05 USE OF PUBLIC CORRIDORS FOR SHIPPING.

Tenant shall not ship or receive goods, merchandise or inventory or use the public corridors of the building to ship or receive same and Tenant shall not at any time use any hand trucks or other wheeled vehicles in the public corridors of the building. The aforesaid shall be restricted to the freight passageways and freight elevator.

44.06 MAINTAIN LICENSES AND PERMITS.

Tenant covenants and agrees to obtain and maintain, at its sole cost and expense, all licenses and permits from the governmental authorities having jurisdiction thereof, necessary for the conduct of Tenant’s business in the Demised Premises, and Tenant will comply with all applicable laws, resolutions, rules, codes and regulations of any department, bureau or agency or any governmental authority having jurisdiction over the operation, occupancy, maintenance or use of the Demised Premises (collectively, “Laws”). Tenant will indemnify and save owner harmless from and against any claims, penalty, loss, damage or expense, including reasonable attorneys’ fees of Landlord, imposed by reason of violation of any such Laws pertaining to the use by Tenant of the Demised Premises. Notwithstanding the foregoing, Tenant shall not be required to make any Alteration or other changes to the structural components of the Building or to the building systems to comply with any Laws unless (a) such Alteration or other change is required by reason of Alterations having been performed by Tenant, or (b) such Alteration or other change is required by reason of the specific nature of the use of the Premises by Tenant (as opposed to the use of the Premises for the general purposes otherwise permitted under this Lease).

44.07 COMPLIANCE WITH RECYCLING LAWS.

Tenant covenants and agrees, at its sole cost and expense, to comply with all present and future Laws regarding the collection, sorting, separation and recycling of waste products, garbage, refuse and trash. Tenant shall pay all costs, expenses, fines, penalties or damages which may be imposed on Landlord or Tenant by reason of Tenant’s failure to comply with the provisions of this Article, and, at Tenant’s sole cost and expense, shall indemnify, defend and hold Landlord harmless (including reasonable legal fees and expenses) from and against any actions, claims and suits arising from such non-compliance, utilizing counsel reasonably satisfactory to Landlord, provided that counsel chosen by Tenant’s insurer shall be deemed satisfactory. However, the foregoing shall not exculpate Landlord from loss or damage caused by Landlord’s negligence or willful misconduct.

44.08 COMPLIANCE WITH PRIVATE LAW.

Tenant shall not suffer or permit the Demised Premises or any part thereof to be used in any manner, or anything to be done therein, or suffer or permit anything to be brought into or kept therein, which would in any way (i) violate any of the provisions of any grant, lease or mortgage to which this Lease is subordinate, of which the Tenant has received actual notice, (ii) make void or voidable any fire or liability insurance policy then in force with respect to the Building, (iii) make unobtainable from reputable insurance companies authorized to do business in New York State any fire insurance with extended coverage or liability, elevator, boiler or other insurance required to be furnished by Landlord under the terms of any lease or mortgage to which this Lease is subordinate at standard rates, (iv) cause or in Landlord’s reasonable opinion be likely to cause physical damage to the building or any part thereof, (v) constitute a public or private nuisance, (vi) impair the appearance character or reputation of the building, (vii) discharge objectionable fumes, vapors or odors into the building air-conditioning system or into the building flues or vents not designed to receive them or otherwise in such manner as may unreasonably offend other occupants, (viii) impair or interfere with any of the building services or the proper and economic heating cleaning, air-conditioning or other servicing of the building or the Demised Premises or impair or interfere with or tend to impair or interfere with the use of any of the other areas of the building by, or occasion discomfort, annoyance or inconvenience to, Landlord or any of the other tenants or occupants of the building, any such impairment or interference to be in the reasonable judgment of Landlord. However, the foregoing shall not exculpate Landlord from loss or damage caused by Landlord’s negligence or willful misconduct.

44.09 HOLDOVER

If the Tenant holds over in possession after the expiration or sooner termination of the original term or of any extended term of this Lease, such holding over shall not be deemed to extend the term or renew the lease, but such holding over thereafter shall continue upon the covenants and conditions herein set forth except that the charge for use and occupancy of such holding over for each calendar month or part hereof (even if such part shall be a small fraction) of a calendar month shall be the product of 1/12th of the Basic Annual Rent rate set forth in this Lease for the last month of the Term multiplied by one and one-half (1.5) for the initial thirty (30) days of the Term and thereafter multiplied by two (2), plus all of the additional rent required to be paid by the Tenant under this Lease, which total sum Tenant agrees to pay to the Landlord promptly upon demand, in full, without set-off or deduction. Neither the billing nor the collection of use and occupancy in the above shall be deemed a waiver of any right of Landlord to collect damages for Tenant’s failure to vacate the Demised Premises after the expiration or sooner termination of this Lease (provided in no event shall Tenant be liable for indirect or consequential damages).

44.10 INTENTIONALLY DELETED.

44.11 EXTERMINATION SERVICES.

Tenant at its sole cost and expense shall maintain such extermination services as are necessary to keep the Demised Premises free of pests and vermin at all times. Landlord shall enforce this provision on the other tenants in the buildings. In the event that Tenant determines in its reasonable judgment that the Demised Premises is subject to the infestation of pests and/or vermin, which infestation is the result of any other tenant’s occupancy of spaced located in the Building, Landlord shall be responsible at its sole cost and expense to remediate such infestation.

44.12 AIR CONDITIONING CONTRACT.

Tenant covenants and agrees to obtain and maintain at Tenant’s sole cost and expense an air-conditioning maintenance contract for the maintenance of the HVAC Unit with a reputable air-conditioning contractor reasonably acceptable to Landlord, at all times during the term of this Lease commencing upon the first anniversary of the Commencement Date, and to promptly deliver a copy of such contract to the Landlord. The Tenant acknowledges and agrees that the HVAC Unit is Landlord’s property. Landlord shall maintain and repair the HVAC Unit for the first year of the Term. Thereafter, if the HVAC Unit requires repair or replacement, and such repair or replacement is not because of the negligence or misuse thereof by Tenant or Tenant’s agents, servants or employees, and provided Tenant has maintained said service contract in full force and effect throughout the term of this Lease, then Landlord shall be responsible for said repair or replacement to the extent not covered by the service contract. Tenant further agrees to pay for all electricity consumed in connection with the operation of the HVAC Unit. Tenant shall have the right to control the hours of operation of the HVAC Unit.

44.13 SECURITY SYSTEM.

Tenant may install, maintain and repair its own security system and security devices at the Demised Premises inasmuch as Tenant is solely responsible for the installation of the security system and security devices at the Demised Premises

44.14 GARBAGE.

Tenant hereby agrees not to allow garbage or refuse of any description to accumulate in or about the Demised Premises. If Tenant shall fail to do so, or shall fail to adopt and employ reasonably proper methods therefor, in either case within fifteen (15) days after notice from Landlord, Landlord shall have the right to incur any disbursements necessary or advisable to effect such purpose and any sums so disbursed by Landlord shall be repayable to it by Tenant, and upon failure to pay the same within fifteen (15) days after presentation of bill therefor, same shall be added to and form a part of the next or any subsequently accruing installment of rent and be collectible therewith as such. Tenant shall be free to hire its own cleaning company and shall not be required to use Landlord’s contractor.

ARTICLE 45

ASSIGNMENT/ SUBLETTING

45.01 ASSIGNMENT/SUBLETTING.

Tenant, for itself, its legal representatives, successors and assigns, expressly covenants that it shall not assign, mortgage or encumber this Lease or any of its rights or estates hereunder, without the prior written consent of the Landlord, which consent will not be unreasonably withheld, conditioned, or delayed, provided that the Tenant has fully complied with the covenants and conditions of this Lease on its part to be performed, nor sublet the Demised Premises or any part thereof, or suffer or permit, the Demised Premises, or any part thereof, to be used or occupied by others, without the prior written consent of Landlord in each instance, which consent shall not be unreasonably withheld, conditioned, or delayed. The prohibition against assignments shall include assignments by operation of law. The restriction upon Tenant assigning or transferring its interest in this Lease shall apply to any such assignment or transfer which results from the sale or transfer of all or a controlling interest of the stock or beneficial interest in Tenant or from the consolidation or merger of Tenant with any other person or from bankruptcy, reorganization insolvency, dissolution or liquidation of Tenant by operation of law or otherwise. Landlord’s consent to an assignment or subletting shall not, in any way, be construed to relieve Tenant from obtaining Landlord’s express written consent to any further assignment or subletting. In no event shall any permitted sublessee or assignee sublet or assign or otherwise suffer or permit the sublet space, or any part thereof, to be used or occupied by others, without Landlord’s prior written consent in each instance, granted or withheld in accordance with the terms of this Article 45.

45.02 PROHIBITIONS TO ASSIGNMENT/SUBLET.

No assignment or subletting of all or part of the Demised Premises shall be made to a business that is a messenger service, non-for profit a union, a school, a business requiring public assembly, a government agency or a business having substantially more persons than Tenant employed on the Demised Premises or a business requiring manufacturing, a “wework” type business for the subletting or licensing of shared office space, shipping or warehousing (but not to include minor shipping or warehousing), nor as a restaurant, luncheonette, or other establishment for the preparation and/or sale of food for on or off premises consumption, by a foreign or domestic (federal, state, local) governmental, quasi-governmental department, branch, division or agency or any such person or entity that claims or asserts governmental or diplomatic immunity, a gambling parlor, or by a utility company, or any tenant that requires more than seventy (70) constant employees working in each full floor of the Demised Premises.

45.03 ASSIGNMENT/SUBLETTING PROCEDURES.

(A)       In the event that (i) the Landlord consents to a proposed assignment or sublease and (ii) Tenant fails to execute and deliver the assignment or sublease to which Landlord consents within sixty (60) days after the giving of such consent, then Tenant shall again comply with all of the provisions and conditions of this Article before assigning this Lease or subletting all or part of the Demised Premises.

(B)        If Landlord’s consent is required by the terms of this Article 45, Landlord’s consent shall be deemed withheld absent notice from Landlord to the contrary unless Tenant complies with the following procedure: Tenant shall request such consent by delivering to Landlord a copy of the final sublease or assignment for the proposed assignment or subletting, together with notice in accordance with this Lease, with the following legend in 14 point type on such request: “THIS IS A REQUEST FOR CONSENT UNDER THE LEASE BY 440 Realty Associates LLC AND INTERPARFUMS LUXURY BRANDS, INC.. FAILURE TO RESPOND TO THIS REQUEST WITHIN FIFTEEN (15) BUSINESS DAYS WILL RESULT IN THE REQUEST BEING DEEMED GRANTED”. If, within fifteen (15) Business Days of delivery of the request as aforesaid, Landlord has not responded (either affirmatively or negatively) to Tenant with respect to such written request, Landlord’s consent to the request shall be deemed granted.

(C)        Tenant shall reimburse Landlord within fifteen (15) days after demand for any reasonable out of pocket costs and legal fees that may be incurred by Landlord in connection with the assignment, including the costs of making investigations as to the acceptability of the proposed assignee or subtenant and legal costs incurred in connection with the granting of any requested consent (excluding possible litigation), which amount shall not exceed $2,500.00.

45.04 LANDLORD’S GUIDELINES.

In the event that Tenant shall apply to Landlord for consent to an assignment or sublease of the Demised Premises, Landlord shall not unreasonably withhold, condition, or delay such consent, provided however, in determining whether to allow any such assignment or sublease the Landlord shall be supplied with financial statements, references and other information regarding the proposed assignee or sublessee as Landlord shall reasonably request. The following factors shall be considered by Landlord in its determination whether to allow any such assignment or sublease:

i.        The financial strength and reputation of the proposed assignee or sublessee relative to that of Tenant, and

ii.       The type of business proposed to be operated by the assignee or sublessee.

45.05 TENANT’S OBLIGATION.

No consent by the Landlord to an assignment or sublease shall relieve the Tenant of any liability to the Landlord for the faithful performance of all obligations of Tenant hereunder. If the Tenant believes that the Landlord has unreasonably withheld or conditioned its consent, the Tenant sole remedy will be to seek a declaratory judgment that the Landlord has unreasonably withheld or conditioned its consent or an order of specific performance. The Tenant will not have any right to any monetary damages. Subject to Section 45.08, the restriction upon Tenant assigning or transferring its interest in this Lease shall apply to any such assignment or transfer which results from the sale or transfer of all or a controlling interest of the stock or beneficial interest in Tenant or from the consolidation or merger of Tenant with any other person or from bankruptcy, reorganization insolvency, dissolution or liquidation of the Tenant by operation of law or otherwise.

45.06 COLLECTION OF RENT.

If this Lease be assigned or if the Demised Premises or any part thereof be underlet or occupied by anybody other than Tenant, Landlord may, after default by Tenant, collect rent from the assignee, undertenant or occupant and apply the net amount collected to the rent herein reserved, and such collection shall not be deemed either a waiver of the covenant herein against assignment and subletting or the acceptance of the assignee, subtenant or occupant as tenant, or a release from Tenant from the further performance by Tenant of the covenants and conditions herein contained on the part of Tenant.

45.07 ASSIGNMENT AND SUBLEASE PROFITS.

(A)       If the aggregate of the amounts payable as Basic Annual Rent and as additional rent on account of Taxes and electricity by a subtenant under a sublease of any part of the Premises, payable to Tenant by such subtenant, whether received in a lump-sum payment or otherwise, not including, however, any Other Sublease Consideration, shall be in excess of Tenant’s Basic Cost therefor at that time then, such excess shall first be applied to reimburse Tenant for Tenant’s Permitted Expenses, and once same has been fully reimbursed, as to any excess received thereafter, Tenant shall pay to Landlord in monthly installments as and when collected, as additional rent, 50% of such excess. Tenant shall deliver to Landlord within 60 days after the end of each calendar year and within 60 days after the expiration or earlier termination of this Lease a statement specifying each sublease in effect during such calendar year or partial calendar year, the rentable area demised thereby, the term thereof and a computation in reasonable detail showing the calculation of the amounts paid and payable by the subtenant to Tenant, and by Tenant to Landlord, with respect to such sublease for the period covered by such statement. “Tenant’s Basic Cost” for sublet space at any time means the sum of (i) the portion of the Basic Annual Rent and Tax Payments which is attributable to the sublet space, plus (ii) the amount payable by Tenant on account of electricity in respect of the sublet space. It is agreed and understood that Tenant shall first recover all Tenant’s Permitted Expenses with respect to subletting or assigning this Lease before the profit are split pursuant to this paragraph.

(B)        Upon any assignment of this Lease, Tenant shall first recover Tenant’s Permitted Expenses, and thereafter pay to Landlord 50% of the remaining Assignment Consideration received by Tenant for such assignment. In no event shall Tenant be required to pay to Landlord any consideration received in connection with a transfer made pursuant to Section 45.08 or 45.09.

(C)        Definitions.

(i)         For purposes of this Section 45.07, “Assignment Consideration” means an amount equal to all sums and other considerations paid to Tenant by the assignee for or by reason of such assignment (including, without limitation, sums paid for the furnishing of services by Tenant and the sale or rental of Tenant’s fixtures, leasehold improvements, equipment, furniture, furnishings or other personal property), less, in the case of a sale thereof, the then net unamortized or undepreciated cost thereof determined.

(ii)        For purposes of this Section 45.07, “Other Sublease Consideration” means all sums paid for the sale or rental of Tenant’s fixtures, leasehold improvements, equipment, furniture or other personal property less, in the case of the sale thereof, the then net unamortized or undepreciated cost thereof determined on the basis of Tenant’s federal income tax returns.

(iii)       For purposes of this Section 45.07, “Tenant’s Permitted Expenses” means the aggregate of (a) customary brokerage commissions paid to independent third parties, (b) reasonable legal fees and disbursements, (c) reasonable advertising expenses actually incurred, (d) the reasonable costs, if any, incurred by Tenant in preparing the space for occupancy, including without limitation in making changes in the layout and finish of the sublet space for the subtenant and any tenant improvement allowance.

45.08 TRANSFERS WITHOUT CONSENT.

(A)       Transfer of Ownership Interests. If Tenant is a legal entity, the transfer (by one or more transfers), directly or indirectly, by operation of law or otherwise, of a majority of the stock or other beneficial ownership interest in Tenant (collectively “Ownership Interests”), shall be deemed a voluntary assignment of this Lease; provided, however, that the provisions of this Article 45 shall not apply to the transfer of Ownership Interests in Tenant (i) if such transfer is not principally for the purpose of transferring the interest of Tenant under this Lease (and Tenant so provides notice to Landlord) or (ii) if and so long as Tenant or its direct or indirect parent is publicly traded on a nationally recognized stock exchange. For purposes of this Article 45 the term “Transfers” shall be deemed to include the issuance of new Ownership Interests which results in a majority of the Ownership Interests in Tenant being held by a person or entity which does not hold a majority of the Ownership Interests in Tenant on the Effective Date.

(B)       Mergers; Consolidations; Sale of Assets. Notwithstanding the provisions of Section 45.01, Landlord’s consent shall not be required with respect to an assignment of this Lease in connection with the sale or transfer of all or substantially all of the equity interests or assets of Tenant or transactions with an entity into or with which Tenant is merged or consolidated provided that (i) Tenant gives Landlord notice of such merger, consolidation or sale of assets not later than ten (10) days prior to the occurrence thereof, (ii) such entity shall agree with Landlord to be bound by all of the obligations of Tenant hereunder; (iii) such assignment shall not relieve Tenant of any of its obligations hereunder; and (iv) such transfer was made for a legitimate independent business purpose and not for the purpose of transferring this Lease.

(C)       Affiliates. Notwithstanding the provisions of Section 45.01, Landlord’s consent shall not be required with respect to an assignment of this Lease or a subleasing of the Premises to an Affiliate of Tenant, provided that Tenant gives to Landlord, not later than 10 days prior to the date any such assignment or sublease is consummated, an instrument, duly executed by Tenant and the Affiliate, in form reasonably satisfactory to Landlord, to the effect that such Affiliate assumes all of the obligations of Tenant under this Lease that arise from and after the date of such assignment.

(D)       Existing Interest Holders. Notwithstanding anything to the contrary contained in this Article 45, at any time during the Term of this Lease, the then existing shareholders, partners, members or other holders of beneficial ownership interests of Tenant shall be permitted, without the prior consent of Landlord, to transfer any of the existing ownership interests in Tenant among such other existing ownership interest holders, provided that such transfer is made for a good business purpose and is not made for the sole purpose of transferring this Lease, selling the business conducted in the Premises or circumventing any obligations of Tenant under this Lease.

(E)        Definitions.

(i)         “Affiliate“ shall mean a Person that (1) Controls, (2) is under the Control of, or (3) is under common Control with, the Person in question.

(ii)        “Control“ shall mean direct or indirect ownership of more than fifty percent (50%) of the outstanding voting stock of a corporation or other majority equity interest if not a corporation and the possession of power to direct or cause the direction of the management and policy of such corporation or other entity, whether through the ownership of voting securities, by statute or by contract.

(iii)       “Person“ shall mean any natural person or persons or any legal form of association, including, without limitation, a partnership, a limited partnership, a corporation, and a limited liability company.

45.09 DESK SPACE USE.

Tenant shall have the right, without Landlord’s prior approval, to license portions of the Premises to Persons who are not members, officers or employees of Tenant, provided in each case that (i) any “desk space” so licensed by Tenant is not separately demised from the rest of the Premises and does not have separate means of ingress to or egress from the public corridors of the Building, (ii) Tenant delivers to Landlord (A) notice not less than ten (10) days prior to the commencement date of each “desk space” license agreement to be entered into by Tenant, and (B) a copy of the fully executed “desk space” license agreement no later than the commencement date thereof, and (iii) each such Person shall use the Premises in conformity with all applicable provisions of this Lease, Tenant may not license more than fifteen (15) desk spaces.

ARTICLE 46

LANDLORD’S DEFAULT

46.01 LIMITATION ON LIABILITY

(A)       Notwithstanding anything contained in this Lease or at law or in equity to the contrary, it is expressly understood, acknowledged and agreed by Tenant that there shall at no time be or be construed as being any personal liability by or on the part of Landlord under or in respect of this Lease or in any wise related hereto or the Demised Premises; it being further understood, acknowledged and agreed that Tenant is accepting this Lease and the estate created hereby upon and subject to the understanding that it shall not enforce or seek to enforce any claim or judgment or any other matter, for money or otherwise, personally against any officer, director, stockholder, partner, principal (disclosed or undisclosed), representative or agent of Landlord, or any person acting in connection herewith or executing this Lease in a trustee or fiduciary capacity on behalf of Landlord, but shall look solely to the equity of Landlord in the Property, and not to any other assets of Landlord, for the satisfaction of any and all remedies or claims of Tenant in the event of any breach by Landlord of any of the terms, covenants or agreements to be performed by Landlord under this Lease or otherwise, such exculpation of any officer, director, stockholder, partner, principal (disclosed or undisclosed), representative or agent of Landlord or trustee or fiduciary from personal liability as set forth in this Article to be absolute, unconditional and without exception of any kind.

(B)       If Tenant is a corporation, limited partnership, limited liability partnership or limited liability company, then (i) the members, managers, limited partners, shareholders, directors, officers and principals, direct and indirect, comprising Tenant shall not be liable for the performance of Tenant’s obligations under this Lease, and (ii) Landlord shall look solely to Tenant to enforce Tenant’s obligations hereunder.

46.02 NOTICE OF DEFAULT

The Landlord shall not be in default under this Lease in any respect unless the Tenant shall have given the Landlord written notice of the breach in accordance with the terms of this Lease, and within thirty (30) days after notice, the Landlord has not cured the breach or if the breach is such that it cannot reasonably be cured under the circumstances within thirty (30) days, has not commenced diligently to prosecute the cure to completion.

ARTICLE 47

INSURANCE; CASUALTY; CONDEMNATION

47.01       Intentionally Deleted

47.02 TENANT’S INSURANCE.

(A)         Supplementing Article 6 of this Lease:

(i)           Tenant shall not conduct or permit to be conducted any activity, or place or permit to be placed any equipment or other item in or about the demised premises or the Building, which will in any way increase the rate of property insurance or other insurance on the Building.  If any increase in the rate of property or other insurance is due to any activity, equipment or other item of Tenant, then (whether or not Landlord has consented to such activity, equipment or other item) Tenant shall pay as additional rent due hereunder the amount of such increase.  The statement of any applicable insurance company or insurance rating organization (or other organization exercising similar functions in connection with the prevention of fire or the correction of hazardous conditions) that an increase is due to any such activity, equipment or other item shall be conclusive evidence thereof.

(ii)          Throughout the Lease Term, Tenant shall obtain and maintain the following insurance coverages written with companies with an A.M. Best A-X or better rating and S&P rating of at least A-; at tenant’s expense

Commercial General Liability (“CGL”) insurance (written on an occurrence basis) with limits not less than One Million Dollars ($1,000,000) combined single limit per occurrence, Two Million Dollar ($2,000,000) annual general aggregate (on a per location basis), Two Million Dollars ($2,000,000) products/completed operations aggregate, One Million Dollars ($1,000,000) personal and advertising injury liability, One Million Dollars ($1,000,000) fire damage legal liability (to be obtained by 1/1/2019), and Five Thousand Dollars ($5,000) medical payments.  CGL insurance shall be written on ISO occurrence form CG 00 01 96 (or a substitute form providing equivalent or broader coverage) and shall cover liability arising from demised premises, operations, independent contractors, products-completed operations, personal injury, advertising injury and liability assumed under an insured contract.

Workers Compensation insurance as required by the applicable state law, and Employers Liability insurance with limits not less than One Million Dollars ($1,000,000) for each accident, One Million Dollars ($1,000,000) disease-policy limit, and One Million Dollars ($1,000,000) disease-each employee.

Umbrella/Excess Insurance coverage on a follow form basis in excess of the CGL, Employers Liability and Commercial Auto Policy with limits not less than Five Million Dollars ($5,000,000) per occurrence and Five Million Dollars ($5,000,000) annual aggregate.

Special Form Property Insurance covering 100% of Tenant’s property, improvements and equipment, furniture/fixtures and equipment

Business Interruption and Extra Expenses insurance in amounts typically carried by prudent tenants engaged in similar operations, but in no event in an amount less than double the annual Base Rent then in effect.  Such insurance shall reimburse Tenant for direct and indirect loss of earnings and extra expense attributable to all perils insured against.

Builder’s Risk (or Building Constructions) insurance during the course of construction of any alteration in which Tenant hires and pays for contractors, including during the performance of Alterations and until completion thereof.  Such insurance shall be on a form covering Landlord its agents, Tenant and Tenant’s contractors, as their interest may appear, against loss or damage by fire, vandalism, and malicious mischief and other such risks as are customarily covered by the so-called “broad form extended coverage endorsement” upon all Alterations in place and all materials stored at the demised premises, and all materials, equipment, supplies and temporary structures of all kinds incident to Alterations and builder’s machinery, tools and equipment, all while forming a part of, or on the demised premises, or when adjacent thereto, while on drives, sidewalks, streets or alleys, all on a completed value basis for the full insurable value at all times.  Said Builder’s Risk Insurance shall contain an express waiver of any right of subrogation by the insurer against Landlord, its agents, employees and contractors.

(iii)          Landlord and the Landlord Insured Parties (as may be set forth in Landlord’s sample insurance policy) shall be endorsed on each policy as additional insureds as it pertains to the CGL, Umbrella, and coverage shall be primary and noncontributory.  Landlord shall be a loss payee on the Property policy in respect of landlord’s improvements.  All insurance shall (1) contain an endorsement that such policy shall remain in full force and effect notwithstanding that the insured may have waived its right of action against any party prior to the occurrence of a loss (Tenant hereby waiving its right of action and recovery against and releasing Landlord and Landlord’s Representatives (as defined under Landlord’s sample cert policy) from any and all liabilities, claims and losses for which they may otherwise be liable to the extent Tenant is covered by insurance carried or required to be carried under this Lease); (2) provide that the insurer thereunder waives all right of recovery by way of subrogation against Landlord and Landlord’s Representatives in connection with any loss or damage covered by such policy; (3) be reasonably acceptable in form and content to Landlord; and (4) contain an endorsement prohibiting cancellation, failure to renew, reduction of amount of insurance or change in coverage without the insurer first giving Landlord thirty (30) days’ prior written notice of such proposed action (if such endorsement is available without additional charge). No such policy shall contain any deductible in excess of a commercially reasonable amount.  Landlord reserves the right from time to time to reasonably require higher minimum amounts or different types of insurance if required from comparable tenants by landlords of comparable properties in the area of Manhattan in which the Building is located, and in no event more often than once every two (2) years.  Tenant shall deliver an Acord 25 certificate with respect to all liability and personal property insurance and an Acord 28 certificate with respect to all commercial property insurance and receipts evidencing payment therefor (and, upon request, copies of all required insurance policies, including endorsements and declarations) to Landlord on or before the Commencement Date and at least annually thereafter.  If Tenant fails to provide evidence of insurance required to be provided by Tenant hereunder, prior to Commencement Date and thereafter within 15 days following Landlord’s request during the Lease Term (and in any event within 5 business days prior to the expiration date of any such coverage, any other cure or grace period provided in this Lease not being applicable hereto), Landlord shall be authorized (but not required) after 7 days’ prior notice to procure such coverage in the amount stated with all costs thereof to be chargeable to Tenant and payable as additional rent upon written invoice therefor.

(iv)          Subject to the provisions of this Section 47.02.A(iv), Landlord and Tenant shall each obtain an appropriate clause in, or endorsement on, such party’s property insurance policy pursuant to which the insurance companies waive subrogation or consent to a waiver of right of recovery (provided such clause is available for either party to obtain). Landlord and Tenant also agree that, having obtained such clauses or endorsements of waiver of subrogation or consent to a waiver of right of recovery, they shall not make any claim against or seek to recover from the other party or its agents and employees (as the case may be) for any loss or damage to its property or the property of others resulting from fire or other hazards covered by such party’s property insurance policy; provided, however, that the release, discharge, exoneration and covenant not to sue herein contained shall be limited by and be coextensive with the terms and provisions of the waiver of subrogation clause or endorsements or clauses or endorsements consenting to a waiver of right of recovery.

(B)           Supplementing Paragraph 8 of the Lease:

Tenant’s indemnification of Landlord under Article 8 of the Lease shall also include indemnification of managing agent, mortgagee, and each of their respective parents, subsidiaries, affiliates, mortgagees, members, successors, assigns, officers, directors, shareholders, agents, employees, partners invitees, contractors, agents and any other party designated by the landlord or landlord’s agent (collectively, “Indemnitees”).

The parties expressly agree that this indemnification contemplates, among other obligations, full indemnity in the event liability is imposed against Landlord or any of the Indemnitees, except to the extent caused by the negligence or willful misconduct of such entities.

In addition, in the event that Tenant receives any summons, notices, letters or other written document that may subject Indemnitees to any liability, then Tenant shall provide to Landlord prompt notice of same.

In the event that Tenant sublease any portion of the Demised Premises as a condition to such consent that Subtenant shall agree to the indemnity provision as set forth in paragraph 8 and as modified herein.

47.03     DAMAGES OR LOSS.

Neither Landlord nor any agents or employee of Landlord shall be liable to Tenant or any other occupant of the Demised Premises, for any damage to, or loss (by theft or otherwise) of, any property of Tenant or of any other person irrespective of the cause of such injury, damage or loss (including the acts or negligence of any tenant or of any owners or occupants or adjacent or neighboring property or caused by operations in construction of any private, public or quasi-public work), subject to the waiver of subrogation provision herein contained, except to the extent due to the negligence of Landlord or Landlord’s agents or employees; provided, however, that even if due to any such negligence of Landlord or Landlord’s agents or employees, Tenant waives, to the full extent permitted by law, any claim for consequential damages in connection therewith. Any employee of Landlord to whom any property shall be entrusted by or on behalf of Tenant shall be deemed to be acting as Tenant’s agent with respect to such property, and neither Landlord nor Landlord’s agents or employees shall be liable for any loss of or damage to any such property by theft or otherwise. Notwithstanding anything contained above to the contrary, the foregoing shall not exculpate Landlord from loss or damage caused by Landlord’s negligence or willful misconduct.

ARTICLE 48

MISCELLANEOUS PROVISIONS

48.01 ACCEPTANCE OF RENT.

Unless Landlord shall otherwise expressly agree in writing, acceptance of Basic Annual Rent or additional rent from anyone other than Tenant shall not relieve the Tenant of any of its obligations under this Lease, including the obligation to pay Basic Annual Rent and additional rent, and Landlord shall have the right at any time, upon notice to Tenant, to require Tenant to pay the Basic Annual Rent and additional rent payable hereunder directly to Landlord. Furthermore, such acceptance of Basic Annual Rent or additional rent shall not be deemed to constitute Landlord’s consent to an assignment of this Lease or subletting or other occupancy of the Demised Premises by anyone other than Tenant, nor a waiver of any of Landlord’s rights or Tenant’s obligations under this Lease.

48.02 RIGHT TO RENT 14th FLOOR

(A)       Provided that Tenant is not then in default beyond any applicable cure periods, Owner shall one time by written notice (“Owner’s 14th Floor Offer”) offer to Tenant the right to lease the entire rentable area of the 14th Floor (“14th Floor Premises”) in the Building pursuant to the 14th Floor Work Letter (as hereinafter defined) and priced pursuant to the terms and conditions set forth in Exhibit “C” and the terms of this Section 48.02 prior to leasing such space to a third party; provided, however, that Owner need not offer the 14th Floor Premises to Tenant in the event that Owner desires to, and does, renew with the existing tenant or its successor and/or assigns or subtenants who occupy the 14th Floor Premises as of the date of this Lease. The expiration date for the existing lease for the 14th Floor Premises is June 30, 2022 (which lease is subject to earlier termination for any reason or no reason whatsoever). Owner’s 14th Floor Offer shall not provide for delivery of the 14th Floor Premises to Tenant earlier than such date unless the existing lease for the 14th Floor Premises is terminated prior to its current expiration date, in which event Owner shall provide to Tenant as much notice as is practicable. Tenant shall respond in the affirmative or the negative to Owner’s 14th Floor Offer within fifteen (15) days from receipt of Owner’s 14th Floor Offer, TIME BEING OF THE ESSENCE. Failure of Tenant to respond within said fifteen (15) days shall be deemed a waiver by Tenant with respect to Owner’s 14th Floor Offer. In addition, if Tenant fails to timely respond and exercise such offer, Tenant shall, within ten (10) business days of written request of Owner sign a document reasonably acceptable to Tenant that states that Tenant waived its right to accept Owner’s 14th Floor Offer pursuant to this section.

(B)       If Tenant exercises its option for the 14th Floor Premises, the Demised Premises shall expand to include the entire rentable area of the 14th Floor Premises as of the date of delivery (the “14th Floor Premises CD”) to Tenant of exclusive possession of the 14th Floor Premises “substantially completed” (as defined in Section 41.02) by Owner pursuant to the 14th Floor Work Letter. Owner hereby gives Tenant permission to enter the 14th Floor Premises prior to the 14th Floor Premises CD in order to make its improvements to the 14th Floor Premises including but not limited to telephone and data wiring. Tenant shall reasonably cooperate with Owner’s contractors.

(C)       Tenant shall commence paying monthly rent in accordance with this Lease on the 14th Floor Premises CD in the amount set forth in Exhibit “C”; provided, however, if the 14th Floor Premises CD is not the first day of a month, then on the 14th Floor Premises CD Tenant shall pay per diem rent at the Annual Rental Rate in accordance with Exhibit “C” for the period from the 14th Floor Premises CD through the last day of such month.

(D)       Commencing on the 14th Floor Premises CD, Tenant shall pay 6.25% of any and all increases in the Real Estate Taxes for such Tax Year above the Real Estate Taxes for the New York City fiscal year in which the 2019/2020 New York City fiscal year. Such payment shall be made in the same manner and in accordance with all of the provisions of Section 42.03 of this Lease, all of which provisions shall be applicable to this Section 48.02.

(E)        As of the 14th Floor Premises CD, Tenant shall pay as additional rent, the sum of $200.00 per month for water charges with respect to the 14th Floor Premises.

(F)        As of the 14th Floor Premises CD, Tenant shall pay as additional rent the sum of $200.00 per month for sprinkler charges with respect to the 14th Floor Premises.

(G)       Owner shall at its sole cost and expense perform the work to the 14th Floor Premises (“Owner’s Work”) as set forth in Exhibit “C” of this Lease, prior to the 14th Floor Premises CD (hereinafter referred to as the “14th Floor Work Letter”). Owner will, at its own cost and expense, commence the performance of Owner’s Work to the 14th Floor Premises promptly after Tenant’s 14th Floor Plans are delivered to Owner, and thereafter diligently prosecute Owner’s Work to the 14th Floor Premises to completion, in a good and workmanlike manner in accordance with Tenant’s 14th Floor Plans, provided that Tenant shall pay Owner for Owner’s actual, out-of-pocket costs to perform any “Tenant Extra Work”, which shall mean any work shown on Tenant’s 14th Floor Plans that is in addition to the work set forth in the 14th Floor Work Letter. Owner shall deliver notice to Tenant of the cost of each item of Tenant Extra Work prior to the performance thereof, and Tenant shall have the right within five (5) Business Days thereafter to revise Tenant’s 14th Floor Plans to delete or revise any items of Tenant Extra Work. If the total cost of the Tenant Extra Work exceeds $20,000.00 then a 50% down deposit shall be required prior to Owner’s performing the Tenant Extra Work, and the remainder shall be due within thirty (30) days after substantial completion and Owner’s delivery to Tenant of a reasonably detailed invoice therefor. Owner shall use commercially reasonable efforts to give Tenant at least five (5) Business Days prior notice of substantial completion. Owner and Tenant shall use reasonable efforts to schedule and jointly perform a walk-through of the 14th Floor Premises to confirm that substantial completion has occurred, provided that failure for such walk-though to occur shall in no way delay or toll the 14th Floor Premises CD. Owner shall complete any and all “punch list” items of Owner’s Work within thirty (30) days after the 14th Floor Premises CD (subject to long lead items that Tenant ordered that require either fabrication or arriving late from manufacturer).

(H)       Tenant shall furnish to Owner Tenant’s Plans full construction plans and MEP for the new installation of the 14th Floor Premises (“Tenant’s 14th Floor Plans”) on or before sixty (60) days after Tenant accepts Owner’s 14th Floor Offer (hereinafter referred to as the “14th Floor Plans Due Date”) failure to do so shall be deemed a Tenant Delay.

(I)         Tenant acknowledges and agrees that upon completion of Owner’s Work required of Owner pursuant to this Lease, and upon Tenant’s occupancy of the 14th Floor Premises, Owner shall have no obligations, liability or responsibility of any nature with respect to any installations made by it, nor shall Owner at any time have any obligation, liability or responsibility of any nature with respect to any installations at any time made in the 14th Floor Premises by or for Tenant or existing in the 14th Floor Premises on the 14th Floor Premises CD, and Tenant agrees to maintain and/or replace, if necessary, all of the same. Notwithstanding anything to the contrary set forth above, Owner shall during the Term complete at its sole cost and expense, any and all (i) necessary structural repairs to the 14th Floor Premises and the Building, (ii) repairs and replacements to any and all building systems, (iii) repairs and replacements to windows, window frames and/or exterior finishes, (iv) repairs and replacements necessary to remediate any other latent defects contained in the 14th Floor Premises, whether as a result of Owner’s Work or otherwise, and (v) punch list items.

(J)        In the event there is a “Tenant Delay”, Owner shall promptly give Tenant written notice by email to pdesaulles@interparfums.com, psanti@interparfums.fr and to lrao@interparfums.com of such a delay setting forth a reasonable estimate of the amount of time constituting such delay caused by Tenant (hereinafter referred to as “Owner’s Delay Notice”). Tenant shall have 5 days from the receipt of Owner’s Delay Notice to object to the time frame set forth in Owner’s Delay Notice or in the alternative to cure the Tenant Delay. Failure of Tenant to object within the said 5 day time period or to cure the Tenant Delay, shall be construed by Tenant as an acknowledgement of the time period set forth in Owner’s Delay Notice. Tenant shall pay Owner prior to the 14th Floor Premises CD, the product of (i) $1,680.00 (per diem rent) times the number of days of such Tenant Delay. Notwithstanding anything to the contrary contained herein, a Tenant Delay shall be deemed to have occurred from the second ( 2nd ) business day following Tenant’s receipt of Owner’s Delay Notice, unless such Tenant Delay has been cured within such two (2) business day period.

(K)       In the event Tenant leases the 14th Floor Premises pursuant to this Section 48.02, the Term shall be extended through the last day of the month in which the tenth (10th) anniversary of the 14th Floor Premises CD occurs, which date shall be the Expiration Date for all purposes hereof, and such extension shall be upon all of the terms and conditions set forth herein provided that the Basic Annual Rent for the extended Term shall be as set forth in Exhibit “D”.

48.03 AIR RIGHTS.

Tenant acknowledges that it has no rights to any development rights, “air rights” or comparable rights appurtenant to the land or building, and consents, without further consideration, to any utilization of such rights by Landlord and agrees to promptly execute and deliver any instruments which may be requested by Landlord, including instruments merging zoning lots, evidencing such acknowledgment and consent.

48.04 BANKRUPTCY.

Notwithstanding anything in this Lease to the contrary, all amounts payable by Tenant to or on behalf of Landlord under this Lease, whether or not expressly denominated as rent, shall constitute rent for the purpose of Section 502(b)(7) of the Bankruptcy Code, 11 U.S.C. Sec. 502(b)(7). If pursuant to the Bankruptcy Code, the Tenant is permitted to assign this Lease in disregard of the restrictions contained herein, the Tenant agrees that adequate assurance of future performance by the assignee permitted under such Code shall mean the deposit of cash security with Landlord in an amount equal to the sum of one year’s Basic Annual Rent then reserved hereunder plus an amount equal to all additional rent payable under the provisions of this Lease for the calendar year preceding the year in which such assignment is to become effective, which deposit shall be held by the Landlord, without interest, for the balance of the term as security for the full and faithful performance of all of the obligations under this Lease on the part of the Tenant yet to be performed. If the Tenant receives or is to receive any valuable consideration for such an assignment of this Lease, such consideration, after deducting therefrom (a) the brokerage commissions, if any, and any other expenses reasonably incurred by Tenant for such assignment and (b) any portion of such consideration and reasonably designated by the assignee as paid for the purchase of Tenant’s property in the Demised Premises, shall be and become the sole and exclusive property of the Landlord and shall be paid over to the Landlord directly by such assignee.

48.05 COPIES DEEMED CERTIFIED.

True copies of all bills from the City of New York shall be admissible in evidence in any trial between Landlord and Tenant without requiring said copies of bills to be certified by any governmental agency or authority.

48.06 BROKEN GLASS.

Tenant, at its own cost and expense, shall replace all damaged or broken glass in or about the Demised Premises if such damage was caused by Tenant’s negligent acts or omissions.

48.07 BROKER.

Landlord and Tenant represent and warrant that they have dealt with no broker in connection with the Demised Premises and this Lease. Tenant hereby agrees to indemnify, defend and hold harmless Landlord against and from any and all loss, costs, liability, damage or expense (including, without limitation, attorney’s fees and disbursements) incurred by Landlord by reason of any claim of or liability to any broker who shall claim to be entitled to a commission in connection with the Demised Premises or this Lease. Landlord hereby agrees to indemnify, defend and hold harmless Tenant against and from any and all loss, costs, liability, damage or expense (including, without limitation, attorney’s fees and disbursements) incurred by Tenant by reason of any claim of or liability to any broker who shall claim to be entitled to a commission in connection with the Demised Premises or this Lease.

48.08 BUILDING DIRECTORY; SIGNAGE.

Landlord shall provide to Tenant a reasonable number of listings in the Building directory. The listing of any name other than that of the Tenant, whether on the doors or windows of the Demised Premises or on the Building directory, or otherwise, shall not operate to vest any right or interest in this Lease or in the Demised Premises to such party or to be deemed to be the consent of the Landlord. Tenant shall have the right to install signs listing the names of Tenant and any other permitted occupants at the entrance to the Premises and in the 13th Floor elevator corridor (and the 14th Floor corridor if the 14th Floor option is exercised), subject to Landlord’s reasonable approval.

48.09 EMERGENCY REPAIRS.

Tenant shall permit Landlord and/or its designees to erect, use, maintain and repair pipes, cables, conduits, plumbing, vents and wires (“Pipe/Cables”), in, to and through the Demised Premises, as and to the extent that Landlord may now or hereafter deem to be necessary or appropriate for the proper operation and maintenance of the building in which the Demised Premises are located provided that Landlord shall use its best efforts to install Pipe/Cables in a manner that is as aesthetically pleasing as possible, and shall install the same above dropped ceilings, if any. All such work shall be done, so far as practicable, in such manner as to avoid unreasonable interference with Tenant’s use of the Demised Premises. If the Landlord is unable to arrange for admittance to the Demised Premises during any emergency, Landlord shall have the right to gain admittance to the Demised Premises by forcibly or otherwise breaking into the Demised Premises. The sole liability of Landlord to Tenant in such event shall be that Landlord shall be obligated to repair all damage caused by such breaking in within a reasonable time after the occurrence thereof.

48.10 ESTOPPEL CERTIFICATE.

(a) The Tenant agrees, at any time and from time to time, as requested by Landlord, upon not less than 15 days prior written notice, to execute and deliver a statement certifying that this Lease is unmodified and in full force and effect (or if there had been modifications that the same is in full force as modified as stating the modifications), certifying the dates to which the rent and additional rent had been paid, and stating whether or not, to the knowledge of Tenant, Landlord is in default hereunder, and, if so, specifying each such default of which Tenant may have knowledge, and stating whether or not to the actual knowledge of Tenant, any event has occurred which with the giving of notice or passage of time, or both, would constitute such a default, and if so, specifying each such event, it being intended that any such statement delivered pursuant thereto shall be deemed a representation and warranty to be relied upon by Landlord and by others with whom Landlord may be dealing, regardless of independent investigation.

(b) The Landlord agrees, at any time and from time to time, as requested by Tenant, upon not less than 15 days prior written notice, to execute and deliver a statement certifying that this Lease is unmodified and in full force and effect (or if there had been modifications that the same is in full force as modified as stating the modifications), certifying the dates to which the rent and additional rent had been paid, and stating whether or not, to the knowledge of Landlord, Tenant is in default hereunder, and, if so, specifying each such default of which Landlord may have knowledge, and stating whether or not to the knowledge of Landlord, any event has occurred which with the giving of notice or passage of time, or both, would constitute such a default, and if so, specifying each such event, it being intended that any such statement delivered pursuant thereto shall be deemed a representation and warranty to be relied upon by Tenant and by others with whom Tenant may be dealing, regardless of independent investigation.

48.11 INTENTIONALLY DELETED.

48.12 INJUNCTION.

In the event of any breach beyond applicable notice and cure periods or threatened breach by Tenant of any of the agreements, terms, covenants, or conditions contained in this Lease, Landlord shall be entitled to seek to enjoin such breach or threatened breach and shall have the right to invoke any right and remedy allowed at law or in equity or by statute or otherwise as though re-entry, summary proceedings, and other remedies were not provided for in this Lease.

48.13 INTENTIONALLY DELETED.

48.14 MERGER CLAUSE.

This Lease supersedes and revokes all previous negotiations, arrangements, letters of intent, offers to lease, lease proposals, covenants, promises, assurances, agreements, representations, conditions, guarantees, statements and understandings, and information whether conveyed orally or in writing between the parties hereto or their respective representatives or any other person purporting to represent Landlord or Tenant. Tenant expressly acknowledges and agrees that Landlord has not made and is not making, and by executing and delivering this Lease, is not relying upon, and has not been induced to enter into this Lease by, any representations, except to the extent that the same are expressly set forth in this Lease or in any other written agreement which may be made and executed between the parties concurrently with the execution and delivery of this Lease and shall expressly refer to this Lease, and no such representations not so expressly herein or therein set forth shall be used in the interpretation or construction of this Lease, and Landlord shall have no liability for any consequences arising as a result of any such representations not so expressly herein set forth.

48.15 CANCELLATION CLAUSE

Notwithstanding anything herein to the contrary, Tenant may cancel and terminate this Lease effective on the fifth (5th) anniversary of the Rent Commencement Date (the “Cancellation Date”), provided that:

Tenant gives Landlord written notice of its desire to cancel and terminate this Lease (herein referred to as “Cancellation Notice”), which Cancellation Notice may be sent not later than nine (9) months prior to the Cancellation Date TIME OF THE ESSENCE;

(a)	in the event Tenant terminates this Lease in accordance with the provisions of this Article, then Tenant shall pay to Landlord the Cancellation Amount (as hereinafter defined) simultaneously with Tenant’s delivery of the Cancellation Notice. Failure of Tenant to so include the Cancellation Amount in certified funds with the Cancellation Notice shall be deemed a defective notice and shall be null and void;

(b)	the Cancellation Notice shall set forth the Cancellation Date and shall otherwise comply with this paragraph.

(c)	Provided that the Cancellation Notice complies with the provisions of this paragraph then this Lease will terminate on the Cancellation Date as if such date were the date expiration date. The term “Cancellation Amount” shall mean $500,000.00.

(d)	Notwithstanding anything to the contrary contained herein, in the event that (i) Tenant renews or extends or expands this Lease by option or by other agreement, or; (ii) Tenant exercises its option to take the 14th Floor Premises pursuant to the terms of this Lease or by any other agreement, then in such event this paragraph shall be null and void and Tenant shall have no right to cancel the Lease pursuant to this paragraph.

48.16 NO GRANTING OF LICENSES.

Tenant covenants that except as expressly set forth herein, Tenant will not without the written consent of the Landlord first obtained in each case, make or grant any license in respect of the Demised Premises or any part thereof, or in respect of the use thereof, and will not permit any such license to be made or granted.

48.17 NO AUCTIONS OR GOING OUT OF BUSINESS SALES.

No public or private auction or “going out of business”, bankruptcy or similar sales or auctions shall be conducted in or from the Demised Premises. The Demised Premises shall not be used except in a dignified and ethical manner consistent with the general high standards of business and not in a disreputable or immoral manner or in violation of national, state or local laws.

48.18 NO OFFER.

The submission of this Lease to Tenant shall not be construed as an offer, nor shall Tenant have any rights with respect thereto unless and until Landlord shall, or its managing agent shall, execute a copy of this Lease and deliver the same to Tenant.

48.19 NO REPRESENTATIONS BY LANDLORD; SQUARE FOOTAGE.

Neither the Landlord nor its agents have made any representations with respect to the Demised Premises or the Property except as is expressly set forth in the provisions of this Lease. Tenant accepts the same “as is” as of the date hereof except as provided in this Lease. Tenant does hereby acknowledge that no representations have been made by Landlord or anyone acting on behalf of the Landlord as to the amount of square footage in the Demised Premises. Tenant has inspected the Demised Premises and relies upon its own judgment in computing the square footage.

48.20 NO WAIVER.

The following specific provisions of this article shall not be deemed to limit the generality of the provisions of this Lease:

a)         No agreement to accept the surrender of all or any part of the Demised Premises shall be valid unless in writing and signed by the Landlord. The delivery of keys to an employee of Landlord or its agent shall not operate as the termination of this Lease or a surrender of the Demised Premises. If Tenant shall at any time request Landlord to sublet the Demised Premises for Tenant’s account, Landlord or its agent is authorized to receive said keys for such purposes without releasing Tenant from any of its obligations under this Lease, and Tenant hereby releases Landlord of any liability for loss or damage to any of Tenant’s property in connection with such subletting.

b)         The receipt or acceptance by Landlord of rents with knowledge of breach by Tenant of any term, agreement, covenant, condition or obligation of this Lease shall not be deemed a waiver of such breach.

c)         No payment by Tenant or receipt by Landlord of a lesser amount than the correct Basic Annual Rent or additional rent due hereunder shall be deemed to be other than the payment on account, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed to effect or evidence an accord and satisfaction, and Landlord shall accept such check or payment without prejudice to Landlord’s right to recover the balance or pursue any other remedy in this Lease or at law provided.

d)         Tenant agrees not to record this Lease. At the request of either party, Landlord and Tenant shall promptly execute, acknowledge and deliver a memorandum with respect to this Lease sufficient for recording, which Tenant may record. Such memorandum shall not in any circumstances be deemed to change or otherwise affect any of the obligations or provisions of this Lease.

48.21 NO WAIVER OF CONDITIONS.

One or more waivers of any covenant or condition by Landlord or Tenant shall not be construed as a waiver of a subsequent breach of the same or any other covenant or condition, and the consent or approval by Landlord or Tenant to or of any act by Tenant or Landlord requiring the other party’s consent or approval shall not be construed to waive or render unnecessary such consent or approval to or of any subsequent similar act. The failure of either party to seek redress for violation of, or to insist upon the strict performance of, any term, covenant or condition in this Lease shall not prevent a similar subsequent act from constituting a default under this Lease.

48.22 NO WAIVER OF PAYMENT.

No receipt of moneys by Landlord from Tenant, after the cancellation or termination hereof in any lawful manner, shall reinstate, continue or extend the term, or affect any notice theretofore given to Tenant or operate as a waiver of the right of Landlord to enforce the payment of rent and additional rent then due or thereafter falling due or operate as a waiver or the right of Landlord to recover possession of the Demised Premises by proper suit, action, proceedings or other remedy; it being agreed that, after the service of notice to cancel or terminate as herein provided and the expiration of the time therein specified, after the commencement of any suit, action, proceedings or other remedy, or after a final order or judgment for possession of the Demised Premises, Landlord may demand, receive and collect any moneys due, or thereafter falling due, without in any manner affecting such notice, suit, action, proceedings, order or judgment; and any and all such moneys so collected shall be deemed to be payments on account of the use and occupation of the Demised Premises, or at the election of Landlord, on account of Tenant’s liability hereunder.

48.23 NOTICES.

Any notice, demand, request for consent or other communication given under this Lease must be in writing and shall be deemed sufficiently given if served personally or by an nationally recognized overnight courier, if to Tenant, to the notice set forth below, and if to Landlord, to the address first set forth in the Lease, or to such other address or addresses as Landlord or Tenant may designate from time to time on at least ten (10) Business Days of advance notice given to the other in accordance with the provisions of this Section 48.23. Any such notice, demand, request for consent or other communication shall be deemed to have been given (x) on the date that it is hand delivered, as aforesaid, or (y) on the first (1st) Business Day after the date that it is sent by a nationally-recognized courier, as aforesaid.

Tenant hereby designates its address from and after the Commencement Date as Interparfums Luxury Brands, Inc., 440 Park Avenue South, 13th Floor, New York, New York 10001, Attn.: Mr. Pierre Desaulles, and prior to the Commencement Date as Interparfums Luxury Brands, Inc., 112 Madison Avenue, NY10016, Attn.: Mr. Pierre Desaulles.

Whenever one party is required or permitted to send any notice to the other party under or pursuant to this Lease, including, but not limited to any demand for rent or notice of default, it may be given by such party’s agent, attorney, executor, trustee or personal representative, provided that such party has been given prior notice to the other party that such agent, attorney, etc. is authorized by such party to deliver notices, with the same force and effect as if given by such party. Landlord hereby advises Tenant that Landlord’s current agent is Samco Properties, having an address at 116 East 27th Street, 3rd Floor, New York, New York 10016, and that Landlord’s attorneys are authorized to send notices on behalf of Landlord.

48.24 PROCEEDING BETWEEN LANDLORD AND TENANT

It is hereby understood by and between Landlord and Tenant that Tenant herein shall not be entitled to any abatement of rent or rental value or diminution of rent in any dispossess proceedings for a nonpayment of rent, by reason of any breach by Landlord of any covenant contained in this Lease on its part to be performed, and in any dispossess for nonpayment of rent, Tenant shall not have the right of set-off by way of damage, recoupment or counterclaim any damages which Tenant may have sustained by reason of Landlord’s failure to perform any of the terms, covenants or conditions contained in this Lease, on its part to be performed, other than statutory mandatory counterclaims, but Tenant shall be relegated to an independent action for damages and such independent action shall not be at any time joined or consolidated with any action or proceeding to dispossess for nonpayment.

48.25 REMEDIES

The rights and remedies given to Landlord in this Lease are distinct, separate and cumulative, and no one of them, whether or not exercised by Landlord, shall be deemed to be in exclusion of any of the others herein or by law or equity provided.

48.26 STATUS OF PARTIES.

Nothing in this Lease shall be deemed to constitute the Landlord and the Tenant as partners, or business associates, or in any way responsible for the other.

48.27 SURVIVAL.

Tenant’s obligation to pay basic rent, additional rent and any other charges hereunder, and Landlord’s reimbursement obligations hereunder, shall survive the expiration or sooner termination of this Lease.

48.28 VENUE AND GOVERNING LAW.

This Lease shall be deemed to have been made in New York County, and shall be construed in accordance with the laws of the State of New York. All actions or proceedings relating, directly or indirectly to this Lease shall be litigated only in Courts located within the County of New York.

48.29 WAIVER OF TRIAL BY JURY AND NO SET-OFF.

Supplementing Article 26 of the Lease, Tenant shall and hereby does waive its right and agrees not to interpose any counterclaim or set off, of whatever nature or description, in any summary proceeding or action which may be instituted by Landlord against Tenant to recover rent, additional rent other charges, or for damages, or in connection with any matters or claims whatsoever arising out of or in any way connected with this Lease, or any renewal, extension, holdover, or modification, thereof, relationship of Landlord and Tenant, or Tenant’s use or occupancy of said Demised Premises, except for statutory mandatory counterclaims. This clause, as well as the “waiver of jury trial” provision contained in the printed portion of this Lease, shall survive the expiration, early termination, or cancellation of this Lease or the term thereof. Nothing herein or therein contained, however, shall be construed as a waiver of Tenant’s right to commence a separate plenary action on a bona fide claim against Landlord.

48.30 WAIVER OF MONEY DAMAGES IN CERTAIN CIRCUMSTANCES.

Whenever in this Lease Landlord’s consent or approval is required in any provision of this Lease, Landlord’s failure to grant such consent or approval shall never be the basis for any award of damages or give rise to a right of set off to the Tenant, but shall be the basis for a declaratory judgment or specific injunction with respect to the matter in question. If Landlord delays or refuses such consent or approval, Tenant’s sole remedy shall be an action for specific performance to direct the Landlord to give the required consent; and Tenant shall not be entitled to make (and shall not make) any claim, and Tenant hereby waives any claim for money damages (nor shall Tenant claim any money damages by way of set off, counterclaim or defense) based upon any claim or assertion by Tenant that Landlord unreasonably withheld or delayed Landlord’s consent or approval. However, to the extent that there is a dispute which cannot be resolved between the parties involving Landlord’s reasonableness, the question of same shall be immediately submitted for resolution to arbitration by Tenant under the Expedited Procedures Provisions of the Commercial Arbitration Rules of the American Arbitration Association, wherein each party must designate its arbitrator within fifteen (15) Business Days, and the arbitrators shall be instructed to reach a determination as to the reasonableness of Landlord’s actions within fifteen (15) Business Days thereafter. In the event of a determination favorable to Tenant, the requested consented shall be deemed to have been granted by Landlord, and Landlord shall pay Tenant’s attorney’s fees(not to exceed $5,000.00) and other costs incurred in connection with such proceeding or action(not to exceed $5,000.00).

48.31 SNDA.

Supplementing Article 7 of the Lease, Landlord warrants and represents that the building where the Demised Premises forms a part (the “Building”) (other than the Apple Bank loan in the sum of approximately $12,000,000.00) has no mortgages affecting the Property, however in the event Landlord refinances the Building then Landlord shall request for Tenant from each mortgagee a non-disturbance and attornment agreement in such mortgagee’s standard form (a “Non-Disturbance Agreement”). If Landlord is unable in good faith to obtain such a Non-Disturbance Agreement by making such a request, Landlord shall have no liability to Tenant, it being intended that Landlord’s sole obligation shall be to request that the holder of each future mortgage enter into such Non-Disturbance Agreement, provided, however, that in the event Landlord is unable to obtain such a Non-Disturbance Agreement within sixty (60) days from Tenant’s request to obtain same, Tenant shall have the option to terminate this Lease on sixty (60) days prior written notice to Landlord,. In no event shall Landlord be required to commence any litigation in order to obtain a Non-Disturbance Agreement, nor shall Landlord be required to take any step which may, in Landlord’s reasonable judgment, have an adverse effect on its relationship with the holder of such Superior Mortgage. Tenant shall execute a non disturbance, subordination and attornment agreement on the standard form of any of Landlord’s mortgagees, provided such form provides non disturbance to Tenant and does not impair Tenant’s rights or increase Tenant’s obligations under this Lease. In the event Tenant refuses to sign the Non-Disturbance Agreement for no reason or any reason whatsoever within 30 days from receipt of such Non-Disturbance Agreement, then this Lease shall be subordinate pursuant to Article 7 of this Lease, Landlord shall have no further obligations with respect to this paragraph as to the mortgage in question and Tenant shall not have the right to cancel this Lease.

48.32       INTENTIONALLY OMITTED.

48.33       MODIFICATION OF ARTICLE 9.

(A)       Notwithstanding anything to the contrary set forth in Article 9 of the printed portion of the Lease, if the Demised Premises are damaged due to fire of other casualty, Tenant has vacated the entire Demised Premises, and Landlord has not substantially restored the Demised Premises (provided that Tenant does not delay the process) within two hundred and ten (210) days of such fire or casualty then, and in such event, Tenant may elect to cancel this Lease upon giving written notice to Landlord, as its sole and exclusive remedy, at any time thereafter until such Demised Premises shall be restored and delivered to Tenant, and the term of this Lease shall expire as of the date of the fire or casualty in question and the failure of Tenant to cancel this Lease as provided in this paragraph 48.33(A) within such period following shall forever bar Tenant from canceling this Lease under this paragraph 48.33(A) for the casualty in question.

(B)       If the Premises are damaged and are thereby rendered wholly untenantable, or if the Building shall be so damaged that Tenant is deprived of reasonable access to the Premises, and if Landlord elects to restore the Premises, Landlord shall, within sixty (60) days after the date of the damage, cause a contractor or architect selected by Landlord to give notice (the “Restoration Notice”) to Tenant of the date by which such contractor or architect estimates the restoration of the Premises (which restoration by Landlord shall include restoration of the Landlord’s Initial Improvements provided those improvements were there immediately prior to the casualty and were permanently affixed to the Property) shall be substantially completed. If (x) such date, as set forth in the Restoration Notice, is more than two hundred ten (210) days from the date of such damage or (y) as of such date, as set forth in the Restoration Notice, there will be less than eighteen (18) months remaining in the Term of the Lease, then Tenant shall have the right to terminate this Lease by giving notice (the “Termination Notice”) to Landlord not later than thirty (30) days following delivery of the Restoration Notice to Tenant as its sole and exclusive remedy. If Tenant delivers a Termination Notice pursuant to this Section 48.33(B), (i) this Lease shall be deemed to have terminated as of the date of the giving of the Termination Notice, (ii) Tenant shall vacate the Premises and surrender the same to Landlord as its sole and exclusive remedy, (iii) Tenant’s liability for rent shall cease as of the date of the damage, and (iv) any prepaid rent for any period after the date of the damage shall be refunded by Landlord to Tenant. For purposes of this Lease, the Premises shall be deemed totally damaged or rendered wholly unusable if Tenant shall be precluded from using more than 50% of the rentable square footage of the Premises for the conduct of its business. Notwithstanding anything to the contrary in this Lease, Landlord shall not have the right to terminate this Lease unless Landlord also terminates leases for at least 50% of the rentable square footage of the Building.

48.34       MODIFICATION OF ARTICLE 13

Landlord and Tenant agree that article 13 from the standard portion is hereby deleted it its entirety and replaced with the following:

Access to Premises: 13. Owner or Owner’s agents shall have the right (but shall not be obligated) to enter the demised premises in an emergency at any time, and , at other reasonable times upon reasonable prior oral notice, to examine the same and to make such repairs, replacements and improvements as Owner may deem necessary and reasonably desirable to any portion of the building, or which Owner may elect to perform in the demised premises after Tenant’s failure to make repairs or to perform any work which Tenant is obligated to perform under this lease after expiration of applicable notice and cure periods, or for the purpose of complying with laws, regulations and other directions of governmental authorities. Tenant shall permit Owner to use, maintain and replace pipes and conduits therein subject to Section 48.09, provided, wherever possible, they are within walls in the demised premises or otherwise concealed. Owner may, during the progress of any work in the demised premises, take all necessary materials and equipment into said premises without the same constituting an eviction, nor shall Tenant be entitled to any abatement of rent while such work is in progress, nor to any damages by reason of loss or interruption of business or otherwise. Throughout the term hereof Owner shall have the right to enter the demised premises at reasonable hours upon reasonable prior oral notice for the purpose of showing the same to prospective purchases or mortgages of the building, and during the last six (6) months of the term for the purpose of showing the same to prospective tenants. If Tenant is not present to open and permit an entry into the demised premises, Owner or Owner’s agents may after reasonable efforts are made to contact Tenant enter the same whenever such entry may be necessary or permissible by master key or forcibly(in the event of emergency), and provided reasonable care is exercised to safeguard Tenant’s property, such entry shall not render Owner or its agents liable therefore nor in any event shall the obligations of Tenant hereunder be affected. If during the last month of the term Tenant shall have removed all or substantially all of Tenant’s property therefrom, Owner may immediately enter, alter, renovate or redecorate the demised premises without limitation or abatement of rent, or incurring liability to Tenant for any compensation, and such act shall have no effect of this lease or Tenant’s obligation hereunder.

48.35       MODIFICATION OF ARTICLE 15

Landlord and Tenant agree that article 15 from the standard portion is hereby deleted it its entirety and replaced with the following:

Occupancy: 15. Tenant will not at any time use or occupy the demised premises in violation of the certificate of occupancy issued for the building of which the demised premises are a part, if any. Tenant has inspected the Demised Premises and accepts them as is, subject to the riders annexed hereto with respect to Landlord’s Initial Improvements, if any. In any event, Owner makes no representation as to the condition of the Demised Premises and Tenant agrees to accept the same subject to violations provided same does not adversely affect Tenant’s use and occupancy, whether or not of record. Tenant shall not be obligated to cure any violations existing on the Commencement Date. Landlord shall cure any violations not caused by Tenant to the extent that such violations adversely affect Tenant’s use or occupancy of the Premises. If any governmental license or permit shall be required for the proper and unlawful conduct of Tenant’s business, Tenant shall be responsible for, and shall procure and maintain, such license or permit.

48.36       MODIFICATION OF ARTICLE 17

Landlord and Tenant agree that article 17 from the standard portion is modified to the extent that all 15 day cure periods set forth in article 17 shall be extended to 30 days.

48.37       MODIFICATION OF ARTICLE 32

Landlord acknowledges receipt from 112 Madison LLC of the amount of $97,500.00, which will be held by Landlord as the security deposit in accordance with the terms of Article 32 of the printed form of this Lease.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Rider to Lease as of the date first above written in the printed form of the Lease.

440 Realty Associates LLC., LANDLORD

/s/ Jeffrey D. Smith
BY: JEFFREY D. SMITH,
ITS:

Interparfums Luxury Brands, Inc. TENANT

/s/ Unintelligible
BY: Pierre DeSaulles
NAME:
ITS: COO

EXHIBIT A

Form of Contractor Indemnity Agreement

To be retyped on Letterhead of Tenant’s General Contractor, addressed to:

440 Realty Associates LLC

116 East 27th Street, 3rd Floor

New York, New York 10016

RE:	Tenant:	Interparfums Luxury Brands, Inc.
	Premises:	440 Park Avenue South, NYC

The undersigned contractor or subcontractor (hereinafter called “Contractor”) has been hired by the tenant or occupant (hereinafter called “Tenant”) of the Building named above or by Tenant’s contractor to perform certain work (hereinafter called “Work”) for Tenant in Tenant’s Premises in the Building. Contractor and Tenant have requested the undersigned Landlord (hereinafter called “Landlord”) grant Contractor access to the Building and its facilities in connection with the performance of the Work and Landlord agrees to grant such access to Contractor upon and subject to the following terms and conditions:

1)	Contractor agrees to indemnify and save harmless Landlord, any Superior Lessor and any Superior Mortgagee and their respective officers, employees, agents, affiliates, subsidiaries, and partners, and each of them, from and with respect to any claims, demands, suits, liabilities, losses and expenses, including reasonable attorneys’ fees, arising out of or in connection with the Work (and/or imposed by law upon any or all of them) because of personal injuries, including death at any time resulting therefrom, and loss of or damage to property, including consequential damages, except that any such party shall not be indemnified to the extent such injuries to persons or property are claimed to be due to negligence of the party entitled to be indemnified as aforesaid.

2)	Contractor shall provide and maintain at its own expense, until completion of Work, the following insurance:

a)	Workers’ Compensation and Employers’ Liability Insurance covering each and every workman employed in, about or upon the Work, as provided for in each and every statute applicable to Workers’ Compensation and Employers’ Liability Insurance.

b)	Commercial General Liability Insurance Including Coverage for Completed Operations, Broad Form Property Damage “XCU” exclusion if any deleted, and Contractual Liability (to specifically include coverage for the indemnification clause of this Agreement) for not less than the following limits:

Combined Single Limit
Bodily Injury and
Property Damage Liability:	$2,000,000 (written on a per occurrence basis)

c)	Commercial Automobile Liability Insurance (covering all owned, non-owned and/or hired motor vehicles to be used in connection with the Work) for not less than the following limits:

Bodily Injury:	$2,000,000 per person
$2,000,000 per occurrence
Property Damage:	$2,000,000 per occurrence
$5,000,000.per occurrence

Contractor shall furnish a certificate from its insurance carrier or carriers to the Building office before commencing the Work, showing that it has complied with the above requirements regarding insurance and providing that the insurer will give Landlord 10 days prior written notice of the cancellation of any of the foregoing policies.

3)	Contractor shall require all of its subcontractors engaged in the Work to provide the following insurance:

a)	Commercial General Liability Insurance Including Protective and Contractual Liability Coverage with limits of liability at least equal to the above stated limits.

b)	Commercial Automobile Liability Insurance (covering all owners, non-owned and/or hired motor vehicles to be used in connection with the Work) for not less than the following limits:

Bodily Injury:	$2,000,000 per person

$2,000,000 per occurrence
Property Damage:	$2,000,000 per occurrence

Upon the request of Landlord, Contractor shall require all of its subcontractors engaged in the Work to execute an Insurance Requirements agreement in the same form as this Agreement.

Agreed to and executed         this day of           , 201__

(Contractors Name and Signature)

(Name)

By:

EXHIBIT B

WORK LETTER

RE:	Tenant: Interparfums Luxury Brands, Inc.
Premises:	Entire 13th Floor at 440 Park Avenue South, New York, NY

Gentlemen:

In consideration of your entering into a lease for the above premises the Landlord will, at its own cost and expense, do the following work in the Demised Premises in accordance with Tenant’s Plans:

GENERAL BUILDING WORK LETTER

ITEMS

1.0	Demo entire space. .Provide new infrastructure for restrooms as per tenant’s layout.[F&I all drywall partitioning. F&I full height glass walls (Metro Glass system or current system at 112 Madison see pictures as attached hereto) for all private offices, pantry, two conference rooms, reception area, and elevator bank. F&I sliding glass doors for the two conference rooms and pantry, and push/pull glass doors for all private offices.

=

2.0	All demising walls to be fire rated per code. All walls shall extend 6” above hung ceiling or to the slab. Conference room walls and all walls where ceiling is exposed shall go to slab. Entire premises shall have painted exposed slab. Patch slab as necessary. [2x2 acoustical ceiling tile (as chosen by tenant) shall be used in the Stock / Mail Room, IT Closet, Storage Closets, Coat Closet and corridor outside the freight elevators. Both Large and Small Conference rooms to have exposed ceiling with a dropped drywall soffit (no more than 3. Soffits shall be approximately 8”-0” above finished floor. A drywall soffit with cove light will also exist over the credenza in the large Conference Room. Office and conference room fronts and doors are to be full height glass. . Conference Room(x2) and pantry doors are to be 3’-0” x 8’-0” sliding glass doors. Landlord shall install insulation in the mechanical room only.

3.0	F&I all doors, frames and hardware. All office hardware shall be office lock function (see attached pics). Tenant may replace this hardware selection with a comparably priced alternative. Specify types of doors for freight entrance, closets, etc. Freight entry door(s) to be painted hollow metal 3’-0” x 8’-0”. . Closet doors to be solid core painted wood flush doors, concealed center pivot hinges with push/pull hardware and non-electronic magnetic locks. Electrical panel closet to have locking, paint grade metal access doors.

4.0	F&I solar shade window treatment at each window. Shades to have 5% opacity. Tenant may replace with a comparably priced alternative.

5.0	F&I Lighting – Lighting – Value not to exceed $55,000.00/SF(“Lighting Budget”) –. Furnish direct / indirect light fixtures throughout ceiling hung or pendant as per Reflected Ceiling Plan and Lighting Schedule (to be included in Tenant’s Plans)

6.0	F&I Flooring throughout – Value not to exceed $55,000..00 including floor prep.

7.0	F&I 8 linear feet of full pantry consisting of 8’ of plastic laminate upper and 8’ of lower cabinets. Installation of all pantry appliances (appliances by tenant) including dishwasher, full height refrigerator with icemaker and microwave. Plumber to provide water line for icemaker and coffee machine(2 water lines for coffee machine). Melamine foil (Ikea kitchen type) to be an option.

8.0	Paint entire premises (up to 3 colors) including exposed ceiling slab with Benjamin Moore paint, primer and two finish coats, if ceiling is to be painted then decorator white.

9.0	F&I all required electrical, plumbing and fire / life safety work throughout including sprinkler head relocates to comply with code and plan layout in accordance with all applicable laws. Provide temporary lighting as required. All private offices shall have one quad and one duplex receptacle, one voice /data drop and one data drop. Large Conference room shall have 3 quads and one voice /data drop and two data drops in the table (. F&I all other power, voice and data drops shown on final plans. Small Conference Room shall have one quad, one voice/data drop and one data drop in the table(Tenant to pay for all IT wiring). F&I within the IT room (4) dedicated circuits (NEMA 5-15/20R T-Slot) and (1) 4’ X 4’ - 5/8’’ piece of fire-rated plywood affixed to the wall. F&I an additional (5) separate circuits as directed. Provide electrical feeds to all systems furniture (core and/or chop where necessary).. All speaker/strobe devices shall be housed in a white frames. All exposed wiring shall be housed in conduit and installed in a workman like manner running plum and straight. Provide adequate code compliant power to the premises. F&I an electric strike and maglock on the front entry door, Door release shall be located at three locations 1) outside front door - card swipe 2) button release just inside front door 3) button release at reception station. F & I intercom between front entry door and reception station. Appropriate electrical outlet for copier equipment to be included as well. Tenant will attach an electrical and voice/data plan to the lease. Landlord to trench up to five locations for electric

10.0	F&I two 15-ton Air Conditioning Unit (air cooled) and associated duct distribution as required. F&I. F&I (2) thermostats for control of each HVAC system. F&I exhaust fan to service the IT room, IT room shall be installed in an area over the dry side of the building. Heat coil to be included with the two AC units. Additional thermostats required for temperature control. (Two in total – F&I)

11.0	F&I carpentry:

Up to $15,000 for:

iUp to 35 feet of cabinetry in the large conference room, with a material of similar quality currently at 112 Madison. Materials to be agreed upon with tenant

iiAll storage shelving

iii Coat rack

12.0	F & I a set of glass entry doors. (2) 1/2” thick 3’-0” x 8’-0” frameless glass entry doors with top/bottom pivot hinges and push/pull hardware. In addition, (2) ½” thick 5’-0” x 8’-0” glass sidelites to be installed flanking new entry doors. Sidelites shall be supported in top and bottom channels. Doors and sidelites to have beveled polished edges.

13.0	F&I blocking where required for support of A/V equipment in conference room.

14.0	F & I painted metal radiator enclosures in offices and temperature knobs. (Landlord to install such knobs and not responsible for service of such knobs).

15.0	Landlord shall supply an ACP – 5 (non asbestos project) form to the tenant prior to the tenant’s completion of the Architectural construction documents.

16.0	All work of all trades shall be accomplished in an industry standard satisfactory workman like manner.

17.0	Cosmetically upgrade the existing restrooms. F & I in all restrooms new tile, new fixtures, and new partitions and Cesar stone tops using Landlord’s standard tile and cabinets, and hot water space heaters so that all bathrooms have hot water. One men’s room, one woman’s room and one ADA unisex bathroom. Landlord may at Tenant’s option install a handicapped(ADA)stone counter for sink top.

19.	Landlord to change windows to Landlord standard windows with double pain.

*F & I means Landlord shall furnish and install

EXHIBIT “C”

1.       The Basic Annual Rent for the 14th Floor shall be payable in the amounts corresponding to the time periods set forth below in the rent schedule, commencing on the 14th Floor Premises CD (by way of example only in the event that the 14th Floor Premises CD occurs on June 1, 2025 then Tenant shall commence paying Basic Annual Rent with respect to the 14th Floor Premises on June 1, 2025 in the amount of $56,777.36 per month ($681,328.26 per year) , and thereafter Tenant shall pay Basic Annual Rent in accordance with the schedule below.

Time Period	Per Year	Per Month
Rent Commencement Date-5/31/20	$605,000.00	$50,416.67
6/1/20-5/31/21	$617,100.00	$51,425.00
6/1/21-5/31/22	$629,442.00	$52,453.50
6/1/22-5/31/23	$642,030.84	$53,502.57
6/1/23-5/31/24	$654,871.46	$54,572.62
6/1/24-5/31/25	$667,968.89	$55,664.07
6/1/25-5/31/26	$681,328.26	$56,777.36
6/1/26-5/31/27	$694,954.83	$57,912.90
6/1/27-5/31/28	$708,853.93	$59,071.16
6/1/28-5/31/29	$723,031.00	$60,252.58

In the event that the Expiration Date is later than 5/31/2029, then the Basic Annual Rent shall increase by 2.0% on 6/1/2029 and shall increase by 2.0% every 12 months thereafter until the Expiration Date (a sample table of the increases is set forth below in Exhibit “D” through 2039)

2.	14th Floor Work Letter:

RE:	Tenant: Interparfums Luxury Brands, Inc.

Premises:	Entire 14th Floor at 440 Park Avenue South, New York, NY

Gentlemen:

In consideration of your entering into a lease for the above premises the Landlord will, at its own cost and expense, do the following work in the Demised Premises in accordance with Tenant’s Plans:

GENERAL BUILDING WORK LETTER

ITEMS

1.0	Demo entire space. .Provide new infrastructure for restrooms as per tenant’s layout.[F&I all drywall partitioning. F&I full height glass walls (Metro Glass system or current system at 112 Madison see pictures as attached hereto) for all private offices, pantry, two conference rooms, reception area, and elevator bank. F&I sliding glass doors for the two conference rooms and pantry, and push/pull glass doors for all private offices.

=

2.0	All demising walls to be fire rated per code. All walls shall extend 6” above hung ceiling or to the slab. Conference room walls and all walls where ceiling is exposed shall go to slab. Entire premises shall have painted exposed slab. Patch slab as necessary. [2x2 acoustical ceiling tile (as chosen by tenant) shall be used in the Stock / Mail Room, IT Closet, Storage Closets, Coat Closet and corridor outside the freight elevators. .. Both Large and Small Conference rooms to have exposed ceiling with a dropped drywall soffit (no more than 3. Soffits shall be approximately 8”-0” above finished floor. A drywall soffit with cove light will also exist over the credenza in the large Conference Room. Office and conference room fronts and doors are to be full height glass. . Conference Room(x2) and pantry doors are to be 3’-0” x 8’-0” sliding glass doors. Landlord shall install insulation in the mechanical room only.

3.0	F&I all doors, frames and hardware. All office hardware shall be office lock function (see attached pics). Tenant may replace this hardware selection with a comparably priced alternative. Specify types of doors for freight entrance, closets, etc. Freight entry door(s) to be painted hollow metal 3’-0” x 8’-0”. . Closet doors to be solid core painted wood flush doors, concealed center pivot hinges with push/pull hardware and non-electronic magnetic locks. Electrical panel closet to have locking, paint grade metal access doors.

4.0	F&I solar shade window treatment at each window. Shades to have 5% opacity. Tenant may replace with a comparably priced alternative.

5.0	F&I Lighting – Lighting – Value not to exceed $55,000.00/SF(“Lighting Budget”) –. Furnish direct / indirect light fixtures throughout ceiling hung or pendant as per Reflected Ceiling Plan and Lighting Schedule (to be included in Tenant’s Plans)

6.0	F&I Flooring throughout – Value not to exceed $55,000..00 including floor prep.

7.0	F&I 8 linear feet of full pantry consisting of 8’ of plastic laminate upper and 8’ of lower cabinets. Installation of all pantry appliances (appliances by tenant) including dishwasher, full height refrigerator with icemaker and microwave. Plumber to provide water line for icemaker and coffee machine(2 water lines for coffee machine). Melamine foil (Ikea kitchen type) to be an option.

8.0	Paint entire premises (up to 3 colors) including exposed ceiling slab with Benjamin Moore paint, primer and two finish coats, if ceiling is to be painted then decorator white.

9.0	F&I all required electrical, plumbing and fire / life safety work throughout including sprinkler head relocates to comply with code and plan layout in accordance with all applicable laws. Provide temporary lighting as required. All private offices shall have one quad and one duplex receptacle, one voice /data drop and one data drop. Large Conference room shall have 3 quads and one voice /data drop and two data drops in the table (. F&I all other power, voice and data drops shown on final plans. Small Conference Room shall have one quad, one voice/data drop and one data drop in the table(Tenant to pay for all IT wiring). F&I within the IT room (4) dedicated circuits (NEMA 5-15/20R T-Slot) and (1) 4’ X 4’ - 5/8’’ piece of fire-rated plywood affixed to the wall. F&I an additional (5) separate circuits as directed. Provide electrical feeds to all systems furniture (core and/or chop where necessary).. All speaker/strobe devices shall be housed in a white frames. All exposed wiring shall be housed in conduit and installed in a workman like manner running plum and straight. Provide adequate code compliant power to the premises. F&I an electric strike and maglock on the front entry door, Door release shall be located at three locations 1) outside front door - card swipe 2) button release just inside front door 3) button release at reception station. F & I intercom between front entry door and reception station. Appropriate electrical outlet for copier equipment to be included as well. Tenant will attach an electrical and voice/data plan to the lease. Landlord to trench up to five locations for electric

10.0	F&I two 15-ton Air Conditioning Unit (air cooled) and associated duct distribution as required. F&I. F&I (2) thermostats for control of each HVAC system. F&I exhaust fan to service the IT room, IT room shall be installed in an area over the dry side of the building. Heat coil to be included with the two AC units. Additional thermostats required for temperature control. (Two in total – F&I)

11.0	F&I carpentry:

Up to $15,000 for:

iUp to 35 feet of cabinetry in the large conference room, with a material of similar quality currently at 112 Madison. Materials to be agreed upon with tenant

iiAll storage shelving

iii Coat rack

12.0	F & I a set of glass entry doors. (2) 1/2” thick 3’-0” x 8’-0” frameless glass entry doors with top/bottom pivot hinges and push/pull hardware. In addition, (2) ½” thick 5’-0” x 8’-0” glass sidelites to be installed flanking new entry doors. Sidelites shall be supported in top and bottom channels. Doors and sidelites to have beveled polished edges.

13.0	F&I blocking where required for support of A/V equipment in conference room.

14.0	F & I painted metal radiator enclosures in offices and temperature knobs. (Landlord to install such knobs and not responsible for service of such knobs).

15.0	Landlord shall supply an ACP – 5 (non asbestos project) form to the tenant prior to the tenant’s completion of the Architectural construction documents.

16.0	All work of all trades shall be accomplished in an industry standard satisfactory workman like manner.

17.0	Cosmetically upgrade the existing restrooms. F & I in all restrooms new tile, new fixtures, and new partitions and Cesar stone tops using Landlord’s standard tile and cabinets, and hot water space heaters so that all bathrooms have hot water. One men’s room, one woman’s room and one ADA unisex bathroom. Landlord may at Tenant’s option install a handicapped(ADA)stone counter for sink top.

*F & I means Landlord shall furnish and install

EXHIBIT “D”

SAMPLE RENT TABLES

Sample Table for 13th Floor Basic Annual Rent

Time Period	Per Year	Per Month
6/1/29-5/31/30	$737,491.62	$61,457.64
6/1/30-5/31/31	$752,241.46	$62,686.79
6/1/31-5/31/32	$767,286.29	$63,940.52
6/1/32-5/31/33	$782,632.01	$65,219.33
6/1/33-5/31/34	$798,284.65	$66,523.72
6/1/34-5/31/35	$814,250.34	$67,854.20
6/1/35-5/31/36	$830,535.35	$69,211.28
6/1/36-5/31/37	$847,146.06	$70,595.50
6/1/37-5/31/38	$864,088.98	$72,007.41
6/1/38-5/31/39	$881,370.76	$73,447.56

Sample Table for 14th Floor Basic Annual Rent

Time Period	Per Year	Per Month
6/1/29-5/31/30	$737,491.62	$61,457.64
6/1/30-5/31/31	$752,241.46	$62,686.79
6/1/31-5/31/32	$767,286.29	$63,940.52
6/1/32-5/31/33	$782,632.01	$65,219.33
6/1/33-5/31/34	$798,284.65	$66,523.72
6/1/34-5/31/35	$814,250.34	$67,854.20
6/1/35-5/31/36	$830,535.35	$69,211.28
6/1/36-5/31/37	$847,146.06	$70,595.50
6/1/37-5/31/38	$864,088.98	$72,007.41
6/1/38-5/31/39	$881,370.76	$73,447.56

In the event that the Expiration Date (as extended pursuant to is later than 5/31/2029, then the Basic Annual Rent shall increase by 2.0% on 6/1/2029 and shall increase by 2.0% every 12 months thereafter until the Expiration Date (a sample table of the increases is set forth below in Exhibit D through 2039)

EXHIBIT “E”

COMMENCEMENT DATE AGREEMENT

COMMENCEMENT DATE AGREEMENT

This Commencement Date Agreement (“Agreement”) is made as of _______________, 20__ by and between 440 Realty Associates LLC (“Landlord”) and Interparfums Luxury Brands, Inc. (“Tenant”), pertaining to certain premises consisting of the entire 13th floor in the building located at 440 Park Avenue South, New York, New York and leased to Tenant by Landlord (the “Premises”), said Premises being more particularly described in the “Lease” (as hereinafter defined).

W I T N E S S E T H

WHEREAS, by Lease dated as of _______________________ (the “Lease”) the Landlord leased unto the Tenant the Premises as provided therein; and

WHEREAS, the Landlord and the Tenant now desire to ratify and confirm the Lease, and to fix the “Commencement Date,” the “Rent Commencement Date” and the “Expiration Date” as defined therein;

NOW THEREFORE, the Landlord and the Tenant hereby agree as follows:

1.        The Commencement Date shall be deemed to be _________________________.

2.        The Rent Commencement Date shall be deemed to be _____________________.

3.        The Expiration Date shall be deemed to be ______________________________.

4.        Except as hereby amended, the Lease shall continue in full force and effect.

5.        This Agreement shall be binding upon the parties hereto and the parties’ respective heirs, executors, successors and assigns.

6.        The revised Basic Annual Rent schedule shall be as follows:

Time Period	Per Year	Per Month
Rent Commencement Date -	$605,000.00	$50,416.67
	$617,100.00	$51,425.00
	$629,442.00	$52,453.50
	$642,030.84	$53,502.57
	$654,871.46	$54,572.62
	$667,968.89	$55,664.07
	$681,328.26	$56,777.36
	$694,954.83	$57,912.90
	$708,853.93	$59,071.16
	$723,031.00	$60,252.58

7.        The revised Minimum Renewal Rent Schedule shall be as follows:

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first set forth above.

LANDLORD:	TENANT:

By:	By:

Printed Name:	Printed Name:

Title:	Title: